Exhibit 4.22

Execution Copy

REVOLVING TRADE RECEIVABLES PURCHASE AGREEMENT
among
CELESTICA INC.,
as Servicer
and
CELESTICA LLC,
CELESTICA HOLDINGS PTE LTD.,
CELESTICA HONG KONG LTD.,
CELESTICA (ROMANIA) S.R.L.,
CELESTICA JAPAN KK,
CELESTICA OREGON LLC,
CELESTICA ELECTRONICS (M) SDN. BHD.,
CELESTICA PRECISION MACHINING LTD.
and
CELESTICA INTERNATIONAL LP

(hereinafter referrer to collectively as the “Sellers”),
and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, NEW YORK BRANCH
(hereinafter referred to as “U.S. Purchaser”),
and
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (CANADA BRANCH)
(hereinafter referred to as “Canadian Purchaser” and together with U.S. Purchaser, as the “Purchasers”)
Dated as of March 6, 2020

TABLE OF CONTENTS
SECTION 1 - DEFINITIONS1

1.1	Defined Terms. 1

1.2	Other Definitional Provisions 14
SECTION 2 - PURCHASES14

2.1	Purchases 14

2.2	Procedure for Making Purchases 14

2.3	Sale and Assignment 16

2.4	Computation and Payments 16

2.5	Payments 16

2.6	Requirements of Law 16

2.7	Taxes 17

2.8	Indemnity 19

2.9	Records 19

2.10	Defaulted Receivables 20

2.11	Repurchases of Purchased Assets: Deemed Collections 20

2.12	Application of Collections 22

2.13	Insured Receivables 22
SECTION 3 - REPRESENTATIONS AND WARRANTIES23

3.1	Financial Condition 23

3.2	No Change 23

3.3	Existence; Compliance with Law 23

3.4	Power; Authorization; Enforceable Obligations 23

3.5	No Legal Bar 24

3.6	Litigation 24

3.7	No Default 24

3.8	Ownership of Property; Liens 24

3.9	Taxes 25

3.10	Federal Regulations 25

3.11	Investment Company Act; Other Regulations 25

3.12	Accuracy of Information, etc. 26

3.13	Solvency 26

3.14	Security Documents 26

3.15	Principal Place of Business, Etc. 26

3.16	Accounting for Scheduled Receivables 27

3.17	Compliance with Money Laundering and Anti-Terrorist Laws 27
SECTION 4 - CONDITIONS PRECEDENT28

4.1	Conditions Precedent to Initial Purchase 28

4.2	Conditions Precedent to All Purchases 28
SECTION 5 - COVENANTS30

5.1	Financial Statements 30

5.2	Certificates; Other Information 30

5.3	Payment of Obligations 30

5.4	Maintenance of Existence; Compliance 31

5.5	Maintenance of Property; Insurance 31

5.6	Inspection of Property; Books and Records; Discussions 31

5.7	Notices 31

5.8	Use of Proceeds 32

5.9	Irrevocable Payment Instructions 32

5.10	Further Assurances 32

5.11	Offices, Records, Books of Account 32

5.12	Sales, Liens, Etc. 33

5.13	Extension or Amendment of Receivables 33

5.14	Status of Scheduled Receivables 33

5.15	Account Generation and Servicing Practices 33

5.16	Inconsistent Instructions 33

5.17	Designation of New Eligible Buyers 33

5.18	Designation of New Sellers / Removal of Sellers 34
SECTION 6 - SERVICER OBLIGATIONS35

6.1	Appointment of Servicer 35

6.2	Duties of Servicer 35

6.3	Reporting Requirements 35

6.4	Application Requirements 35
SECTION 7 - TERMINATION EVENTS AND REMEDIES36

7.1	If any of the following events shall occur and be continuing: 36

7.2	Remedies 37
SECTION 8 - MISCELLANEOUS38

8.1	Amendments and Waivers 38

8.2	Notices 38

8.3	No Waiver; Cumulative Remedies 40

8.4	Survival of Representations and Warranties 40

8.5	Payment of Expenses and Taxes 40

8.6	Successors and Assigns; Participations and Assignments 42

8.7	Set-off 44

8.8	Counterparts 44

8.9	Severability 44

8.10	Integration 44

8.11	Governing Law 44

8.12	Submission To Jurisdiction; Waivers 44

8.13	Judgment Currency 45

8.14	Interest Act 45

8.15	USA Patriot Act 45

8.16	Confidentiality 45

8.17	Unusual Standard Clauses 46

8.18	Communication Through the PrimeRevenue System 46

Schedules
Schedule 1.2    Eligible Buyers and Obligor Limits
Schedule 3.4    Consents, Authorizations, Filings and Notices
Schedule 3.9    Taxes

Schedule 3.14	Actions to Perfect Ownership Interests in Scheduled Receivables and Security Interests in Collateral

Schedule 3.15	Principal Places of Business of the Sellers

Schedule 3.16	Repurchase Price Formula

Schedule 3.17	Electronic Services Schedule

Exhibits
Exhibit A    Form of Receivables Assignment Agreement
Exhibit B    Form of Irrevocable Payment Instructions
Exhibit C    Form of Purchase Notice
Exhibit D    [Intentionally Deleted]
Exhibit E    Form of Guarantee
Exhibit F    Form of U.S. Deposit Account Control Agreement
Exhibit G    Form of Collection Account Pledge Agreement
Exhibit H    Form of Malaysian Collection Account Pledge Agreement
Exhibit I    Form of Japanese Yen Collection Account Pledge Agreement
Exhibit J    Form of Security Deed

REVOLVING TRADE RECEIVABLES PURCHASE AGREEMENT (this "Agreement"), dated as of March 6, 2020 among Celestica Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada ("Celestica Canada"), as delegated servicer hereunder (in such capacity, the "Servicer"), Celestica LLC, a limited liability company organized and existing under the laws of Delaware ("Celestica LLC"), as a Seller hereunder, Celestica Holdings Pte Ltd., a limited liability company organized and existing under the laws of Singapore ("Celestica Holdings"), as a Seller hereunder, Celestica Hong Kong Ltd., a limited liability company incorporated under the laws of Hong Kong ("Celestica Hong Kong"), as a Seller hereunder, Celestica (Romania) s.r.l. ("Celestica Romania"), a corporation incorporated under the laws of Romania, as a Seller hereunder, Celestica Japan KK, a stock corporation (kabushiki kaisha) organized and existing under the laws of Japan ("Celestica Japan"), as a Seller hereunder, Celestica Electronics (M) Sdn. Bhd., a private limited liability company incorporated under the laws of Malaysia (“Celestica Malaysia”), as a Seller hereunder, Celestica Oregon LLC, a limited liability company organized and existing under the laws of Delaware ("Celestica Oregon"), as a Seller hereunder, Celestica International LP, a limited partnership organized and existing under the laws of the Province of Ontario, Canada (“Celestica International LP”), as a Seller hereunder and Celestica Precision Machining Ltd., a corporation organized and existing under the laws of California (“Celestica California”), as a Seller hereunder (each of Celestica LLC, Celestica Holdings, Celestica Hong Kong, Celestica Romania, Celestica Japan, Celestica Malaysia, Celestica Oregon, Celestica International LP and Celestica California and each New Seller pursuant to Section 5.18(a) being individually a "Seller" and collectively the "Sellers"), Credit Agricole Corporate and Investment Bank, New York Branch (“U.S. Purchaser”) as a Purchaser, and Credit Agricole Corporate and Investment Bank (Canada Branch) (“Canadian Purchaser”) as a Purchaser.
The parties hereto hereby agree as follows:
Section 1- DEFINITIONS

1.1	Defined Terms.
As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1:
"Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
"Agreement": as defined in the preamble hereto.
“Anti-Corruption Laws”: means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, as amended; (b) the United Kingdom Bribery Act of 2010, as amended; and (c) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted, as they may be amended from time to time.
“Anti-Money Laundering Laws”: means any laws or regulations relating to money laundering or terrorist financing in any applicable jurisdiction currently in force or hereafter enacted, as they may be amended from time to time.
“Applicable LIBOR” means, in respect of Receivables denominated in Dollars, the LIBOR Rate, in respect of Receivables denominated in Japanese Yen, BBA JPY LIBOR, and in respect of Receivables denominated in Euros, Euribor.
"Applicable Margin": means for each Eligible Buyer, the rate per annum set forth under the heading “Applicable Margin” for such Eligible Buyer on Schedule 1.2, as adjusted from time to time as mutually agreed in writing by the Servicer and the Purchasers.
“Applicable Week”: means, with respect to a Settlement Date, the seven (7) day period ending two (2) Business Days prior to such Settlement Date.
“Assignee”: as defined in Section 8.6(c).
"Assignment Agreements": each receivables assignment agreement, substantially in the form of Exhibit A, executed and delivered by a Seller in respect of a Purchase or all Purchases, as the case may be, hereunder.
"Availability Termination Date": the earlier of (i) the date that is the first anniversary of the Closing Date, which date shall be automatically extended for annual 364-day terms unless the Servicer provides written notice to the Purchasers or the Purchasers provide written notice to the Servicer not less than 3 months prior to the expiration of the then applicable annual term, that such Person does not intend to extend the term of this Agreement and (ii) the date on which the Purchasers deliver to the Servicer a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7) In addition, either the Purchasers or the Servicer may terminate this Agreement for convenience at any time after the initial term by 3 months’ prior written notice to the Servicer or the Purchasers, as the case may be. Notwithstanding the foregoing, all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect so long as any Purchased Assets remain outstanding.
"BBA JPY LIBOR": means for any day, the rate that appears as the ICE Benchmark Administration Interest Settlement Rates Page (the display designated as Page [LIBOR] on the Reuters Service or such other page as may replace such page on such service for the purpose of displaying the rates at which Yen deposits are offered by leading banks in the London interbank deposit market), as determined by the U.S. Purchaser, based in each case on the rate at approximately 11:00 a.m., London, England time on the day of determination to match the tenor of the Purchased Assets; provided that (a) if such day is not a Business Day in London, England, the BBA JPY LIBOR for such day shall be such rate that so appears on the next preceding Business Day, (b) if no such rate so appears on such next succeeding Business Day, the BBA JPY LlBOR for such day shall be the average rate charged to the U.S. Purchaser on such day on such transactions as determined by the U.S. Purchaser, and (c) in the case of any Scheduled Due Date which is an interval of an integral number of weeks other than one, two or three months, the BBA JPY LIBOR Rate shall be determined based on the interpolated rate for such period determined by the U.S. Purchaser.
"Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).
"BSA": the U.S. Bank Secrecy Act of 1970, as amended.
"Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Toronto and Montreal, Canada are authorized or required by law to close provided, that with respect to determinations of Applicable LIBOR, such day is also a day for trading by and between banks in Dollar deposits or Japanese Yen deposits or Euro deposits, as applicable in London, England.
“Canadian Purchaser Receivables”: means all Scheduled Receivables other than those denominated in Japanese Yen and Scheduled Receivables relating to specified Obligors as expressed in Schedule 1.2.
"Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
"Chargebacks": any amounts debited from Collection Accounts pursuant to the related Deposit Account Control Agreements in respect of returned checks or other reversals in respect of payments previously applied as Collections hereunder.
"Closing Date": March 6, 2020.
"Collateral": all the collateral pledged or purported to be pledged pursuant to any of the Security Documents.
"Collection Account Pledge Agreement": the Collection Account Pledge Agreement, dated as of March 6, 2020, among the Sellers (other than Celestica Japan and Celestica Malaysia) and the Purchasers, as amended, supplemented or otherwise modified from time to time.
"Collection Accounts": each of account Nos. XXXXX-XXXXX, XXXXX-XXXXX and XXXXX-XXXXX (maintained by Celestica LLC), XXXXX-XXX XX (maintained by Celestica Hong Kong), XXXXX-XXXXX (maintained by Celestica Holdings), XXXXXXX-XXXXXX (maintained by Celestica Japan), XXXXXXXXXXXX (maintained by Celestica Malaysia), XXXXXXXXXX (maintained by Celestica Oregon), XXXXXXXXXXXX and XXXXXXXXXXXX (maintained by Celestica Romania), XXXXXXXXXX (maintained by Celestica International LP) in each case with Bank of America and each other account from time to time opened by a Seller and subject to the Lien of the Collection Account Pledge Agreement or, in the case of the Japanese Yen Collection Account subject to the Lien of the Japanese Yen Collection Account Pledge Agreement, or in the case of the Malaysian Collection Account subject to the Lien of the Malaysian Collection Account Pledge Agreement, provided that, except with respect to the Japanese Yen Collection Account and the Malaysian Collection Account, the relevant account bank shall have executed and delivered a Deposit Account Control Agreement or Security Deed, and in the case of the Japanese Yen Collection Account and the Malaysian Collection Account, the relevant account bank shall have acknowledged the notification comprising Annex 2 to the Japanese Yen Collection Account Pledge Agreement and to the Malaysian Collection Account Pledge Agreement, as the case may be, in form and substance satisfactory to the Purchasers and shall have taken such other measures as the Purchasers shall require to assure its security interest in such account.
"Collections": all collections and other proceeds received and payment of any amounts owed by Obligors in respect of Scheduled Receivables, including, without limitation, purchase price, finance charges, interest and all other charges, or applied to amounts owed in respect of such Scheduled Receivables (including without limitation, net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the applicable Obligor or any other Person directly or indirectly liable for the payment of such Scheduled Receivables and available to be applied thereon) plus all amounts paid by the Sellers as Deemed Collections and all other proceeds of such Scheduled Receivables.
"Contract": means, with respect to any Scheduled Receivable, any and all contracts, understandings, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Scheduled Receivable arises or which evidences such Scheduled Receivable or under which the applicable Obligor becomes or is obligated to make payment in respect of such Scheduled Receivable.
"Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control": the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.
“Deemed Collections”: amounts determined to be payable by the applicable Seller as Collections pursuant to Section 2.11.
"Defaulted Receivable": as defined in Section 2.10.
"Deposit Account Control Agreement": each deposit account control agreement executed and delivered by Bank of America in respect of the Collection Accounts in the United States, substantially in the form of Exhibit F hereto, and by each other bank with which a Seller (other than Celestica Japan and Celestica Malaysia) maintains a Collection Account.
"Dilution": any adjustment in the outstanding face amount of a Scheduled Receivable attributable to any credits, rebates, billing errors, sales or similar taxes, discounts, setoffs, Disputes, Chargebacks, returns, allowances or similar items.
“Discount”: means, with respect to any Receivable, the amount determined as the “Discount” in the calculation of the Purchase Price for such Receivable pursuant to Section 2.2.
“Discount Period”: means, with respect to any Receivable, the number of days from (and including) the applicable Purchase Date of such Receivable to (but not including) the Settlement Date immediately following the expiration of the Applicable Week during which the Expected Remittance Date of such Receivable occurs.
“Discount Rate”: means, with respect to any Receivable, a rate per annum equal to the sum of (i) Applicable LIBOR as determined by the applicable Purchaser for a period equal to the Discount Period applicable to such Receivable determined as of two (2) Business Days prior to the applicable Purchase Date for such Receivable, plus (ii) the Applicable Margin for the Obligor of such Receivable, provided however that in no event shall the Discount Rate exceed 5% per annum.
"Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of” shall have correlative meanings.
“Dispute”: means, with respect to any Receivable, any Dilution with respect to such Receivable (other than any Dilutions specifically taken into account in determining the Purchase Price for such Receivable), and without duplication any claim, offset, defense, counterclaim, discount, allowance or warranty issue of any kind between a Seller and the applicable Eligible Buyer (or any of their respective Affiliates) relating to such Receivable, including, without limitation, any products liability claim arising out of or in connection with such Receivable.
"Dollars" and "$": dollars in lawful currency of the United States.
“Effective Date” as defined in Section 3.1.
"Eligible Buyer": each purchaser or prospective purchaser of Goods specified on Schedule 1.2 hereto, and such additional "Eligible Buyers" as may be added from time to time in accordance with Section 5.17.
“Eligible Buyer Buffer Period”: means for each Eligible Buyer, the number of days (if any) set forth under the heading “Eligible Buyer Buffer Period” for such Eligible Buyer on Schedule 1.2, as adjusted from time to time, based on the payment history of the Receivables of such Eligible Buyer, as mutually agreed in writing by the Servicer and the Purchasers.
"Eligible Receivables": on an applicable Purchase Date, any Receivable (i) which has a Scheduled Due Date and which Scheduled Due Date is not later than the maximum number of days (if any) specified in Schedule 1.2 for the related Obligor after the invoice date thereof, (ii) which is an "account" as defined in the UCC, (iii) which is denominated and payable in Dollars or, in the case of Celestica Japan, Japanese Yen or, in the case of Celestica Romania, Euros (iv) which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Obligor enforceable against each such Obligor in accordance with its terms and subject to no asserted right of offset, counterclaim or other defense, (v) which satisfied on the relevant invoice date all requirements of the applicable Seller's standard customer credit policies, including that the Receivable is not delinquent or defaulted, (vi) which satisfies all applicable Obligor Limits, (vii) which was generated in the ordinary course of the respective Seller's business (viii) in respect of which the related Eligible Buyer has been provided with Irrevocable Payment Instructions and (ix) if it is an Insured Receivable, the Insured Receivable Conditions have been satisfied, and such Insured Receivable satisfies all requirements set out in the Insurance Policy and the Tri-Party Insurance Agreement, and the Insurance Policy and Tri-Party Insurance Agreement remain in full force and effect insuring such Insured Receivable.
“Euro”: means the lawful currency of the member states of the European Union that adopt the single currency.
"Euro Collections": means Collections denominated in Euros.
"Euro Collection Account": means the Collection Account opened and maintained by Celestica Romania.
“Euro Payment Account”: means the account of the Canadian Purchaser at Credit Agricole S.A., Swift code: XXXXXXXX, Account Number: XXXXXXXXXXX/XX.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Purchaser or required to be withheld or deducted from a payment to a Purchaser, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Purchaser being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes.
"Executive Order'': that certain U.S. Presidential Executive Order No. 13224 (September 23, 2001).
“Expected Remittance Date”: means, with respect to any Receivable, the date which is the number of days after the Scheduled Due Date of such Receivable equal to the Eligible Buyer Buffer Period in effect on the Purchase Date of such Receivable for the respective Eligible Buyer.
"FATCA": (a) sections 1471 to 1474 of the US Internal Revenue Code of 1986, as amended from time to time (the "Code") or any associated regulations or other official guidance; (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"GAAP": generally accepted accounting principles as in effect in Canada.
"Goods": products or services, including without limitation computer components and technology goods and related services.
"Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
"Governmental Lists": (a) the SDN List, (b) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (c) the List of Designated Foreign Terrorist Organizations and List of Debarred Parties maintained by the United States Department of State, (d) any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the OFAC Laws and Regulations or Proceeds of Crime (Money Laundering) and the Terrorist Financing Act (Canada), and (e) any list or qualification of "Designated Nationals" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Governmental Lists may be updated from time to time and to the extent made publicly available on the respective governmental agency's website.
"Group Members": the collective reference to Celestica Canada and its consolidated Subsidiaries.
"Guarantee": the guarantee of Celestica Canada dated as of the date hereof.
"Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly.
"Guarantor": Celestica Canada in its capacity as guarantor under the Guarantee.
"Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
"Hong Kong": the Hong Kong Special Administrative Region of the People's Republic of China.
"Incipient Termination Event": any event which, with the giving of notice, the lapse of time, or both, would become a Termination Event.
"Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or Purchaser under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including, without limitation, any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of a direct statutory or contractual provision.
"Indemnified Amounts": any and all claims, damages, costs, expenses, losses and liabilities (including all reasonable fees and other charges of any law firm or other external counsel).
"Indemnified Person": the Purchasers and their respective Affiliates, together with their respective officers, directors, employees, advisors, agents, successors, transferees and permitted assigns and controlling persons.
"Indemnified Taxes": as defined in Section 2.7(a).
“Insolvency Event”: means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); or (ii) becomes insolvent or is unable to pay its debts or fails to admits in writing its inability generally to pay its debts as they become due; or (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; or (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s right, or a petition is presented for its winding-up or liquidation, and, in the case within thirty (30) days of the institution or presentation thereof; or (v) has a resolution passed for its winding-up, official management administration, judicial management or liquidation; or (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, judicial manager, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any corporate or other organization action to authorize any of the foregoing.
“Insurance Policy” means a credit insurance policy by an acceptable insurer in form and substance satisfactory to the Purchasers in their sole discretion.
“Insured Receivable”: a Scheduled Receivable intended to be insured under an Insurance Policy.
“Insured Receivable Conditions”: means each of the following conditions: the Purchasers have received (a) an Insurance Policy in respect of the relevant Scheduled Receivables, and (b) a Tri-Party Insurance Agreement, in each case in form and substance satisfactory to them in their sole discretion.
"Irrevocable Payment Instruction": each Irrevocable Payment Instruction, substantially in the form of Exhibit B, to be provided to each Eligible Buyer in the relevant invoice for a Scheduled Receivable, providing for payment of such Receivables to a Collection Account.
"Japan": Japan and any governmental subdivision thereof.
"Japanese Yen": means the lawful currency of Japan.
"Japanese Yen Collections": means Collections denominated in Japanese Yen.
"Japanese Yen Collection Account": means the Collection Account maintained by Celestica Japan, the particulars of which are detailed in the Japanese Yen Collection Account Pledge Agreement.
“Japanese Yen Collection Account Pledge Agreement”: means the Collection Account Pledge Agreement in the form attached as Exhibit J.
"Japanese Yen Payment Account": means the account of the U.S. Purchaser maintained at MUFG Bank, Swift Code: XXXXXXXX, Account Number: XXX-XXXXXXX.
"LIBOR Rate": for any day, the rate that appears as the ICE Benchmark Administration Interest Settlement Rates Page (the display designated as Page LIBOR 01 on the Reuters Service or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), as determined by the Purchasers, based in each case on the rate at approximately 11:00 a.m (the “Screen Rate”). London, England time on the day of determination to match the tenor of the Purchased Assets; provided that (a) if such day is not a Business Day in London, England, the LIBOR Rate for such day shall be such rate that, so appears on the next preceding Business Day, (b) if no such rate so appears on such next succeeding Business Day, the LIBOR Rate for such day shall be the average rate charged to the Purchasers on such day on such transactions as determined by the Purchasers; and (c) in the case of any Scheduled Due Date which is an interval of an integral number of weeks other than one, two or three months, the LIBOR Rate shall be determined based on the interpolated rate for such period determined by the Purchasers. In the event that the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Purchasers has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for credit transactions, then in lieu of “LIBOR” the LIBOR Rate shall be determined by reference to such other comparable publicly available service for displaying an alternative rate as may be selected by the Purchasers and notified to the Sellers not less than 5 Business Days in advance. Notwithstanding the foregoing, in no event shall LIBOR or any such alternate rate be less than zero.
"Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Malaysia”: Federation of Malaysia and any governmental subdivision thereof.
“Malaysian Collection Account” means the Collection Account maintained by Celestica Malaysia, the particulars of which are detailed in the Malaysian Collection Account Pledge Agreement.
“Malaysian Collection Account Pledge Agreement”: means the Malaysian Collection Account Pledge Agreement in the form attached as Exhibit H.
"Material Adverse Effect": an event or occurrence in respect of (a) the Purchased Assets, (b) the business, assets, property, operations or condition (financial or otherwise) of Celestica Canada, any Seller, and their respective Subsidiaries, taken as a whole, or (c) the validity or enforceability of any of the Transaction Documents, in each case that could reasonably be expected to have a material adverse effect on the enforceability or collectability of the Purchased Assets, the performance by Celestica Canada under the Guarantee or the rights and remedies of the Purchasers thereunder against any Seller or the Servicer.
“Maximum Facility Amount”: means the lower of (i) $300,000,000 and (ii) the aggregate of the Obligor Limits, or the equivalent amount in other currencies.
“Net Face Value”: means, with respect to any Receivable on a Purchase Date, the amount payable by the applicable Eligible Buyer under the applicable invoice, net of any Taxes (including sales taxes) and any Dilutions as of such Purchase Date.
"New Eligible Buyer'': as defined in Section 5.17.
"New Seller": as defined in Section 5.18.
“Non-Payment Report”: as defined in Section 2.10.
"Obligations": all amounts payable as indemnity hereunder and all other obligations and liabilities of the Sellers and the Servicer to the Purchasers, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Transaction Document or any other document made, delivered or given in connection herewith or therewith, whether on account of interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the Purchasers that are required to be paid by the Sellers pursuant hereto) or otherwise.
"Obligor": with respect to any Receivable, the Eligible Buyer obligated to make payments with respect to such Receivable, any guarantor of such Eligible Buyer's obligations and any bank or financial institution that has opened or confirmed a letter of credit in respect of an Eligible Buyer's obligations.
"Obligor Limits": the specified limit expressed in Dollars on the aggregate net amount payable (net of credit memos) of Scheduled Receivables of any Eligible Buyer that may be purchased and remain outstanding at any time hereunder in respect of Purchased Receivables, as set forth in Schedule 1.2, as amended. For the purposes of this definition, Japanese Yen or Euro denominated Receivables will be converted to Dollars at the Spot Rate in effect on the date of purchase.
"OFAC": the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.
"OFAC Laws and Regulations": any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, executive order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513, the United National Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 as-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.
"Organizational Documents": with respect to any Person, if such Person is a corporation, its articles of incorporation, charter and by-laws, or other organizational or governing documents, or if such Person is a partnership, its certificate of partnership, if any, and partnership agreement and, in each case, any stockholder or similar agreements between and among the holders of ownership interests in such Person.
“Other Connection Taxes” means, with respect to a Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Receivable or Transaction Document).
"Other Taxes": any and all present or future stamp or documentary taxes, value added taxes (VAT), services tax or goods and services tax (GST) or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document, other than Excluded Taxes.
"Participant": as defined in Section 8.6(b).
"Payment Account”: as defined in Section 2.5.
"Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“PPSA”: the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other jurisdiction, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.
“PrimeRevenue System”: means the Purchasers’ communication tool accessible via the internet to enable clients to offer various receivables for sale to the Purchasers and for the loading, approval and monitoring of such receivables on a platform, the terms of use of which are set out in Schedule 3.17.
"Purchase": a purchase of Scheduled Receivables in Dollars or Japanese Yen or Euros in accordance with Section 2.1 of this Agreement.
"Purchase Date": each date prior to the Availability Termination Date on which a Seller proposes to sell to the Purchasers ownership interests in the Scheduled Receivables identified in the related Purchase Notice.
"Purchase Notice": a notice delivered by the Servicer to the Purchasers in respect of a prospective sale of Scheduled Receivables, substantially in the form of Exhibit C hereto, or submitted by the Servicer via the PrimeRevenue System.
“Purchase Price”: as defined in Section 2.2.
"Purchased Assets": whether now or hereafter owned, existing or arising: (A) Scheduled Receivables that have been the object of a Purchase hereunder, (B) all Related Security with respect to such Receivables, (C) all Collections with respect to such Receivables, and (D) all proceeds of, and all amounts received or receivable under, any or all of the foregoing.
"Purchaser Affiliate": (a) any Affiliate of a Purchaser and (b) any Person that is administered or managed by a Purchaser and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"Purchasers": the Canadian Purchaser and the U.S. Purchaser.
"Receivable": an account receivable in Dollars or Japanese Yen or Euros, as the case may be, arising from a sale of Goods by a Seller to an Eligible Buyer.
"Regulation U": Regulation U of the Board as in effect from time to time.
"Regulation X": Regulation X of the Board as in effect from time to time.
"Related Security": with respect to any Scheduled Receivable, (i) all of the relevant Seller's interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Scheduled Receivable; and (ii) all guarantees, indemnities, letters of credit, insurance (including an Insurance Policy) and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Scheduled Receivable, in each case to the extent relating to such Scheduled Receivable.
“Repurchase Price”: means, with respect to any Schedule Receivable, the amount determined as the “Repurchase Price” for such Scheduled Receivable pursuant to Schedule 3.16.
"Requirement of Law": as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Responsible Officer": as to any Person, the chief executive officer, president, chief financial officer or any other duly authorized officer or attorney-in-fact of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person.
"Revolving Credit Agreement": the Credit Agreement dated as of June 27, 2018 among Celestica Canada, Celestica International LP, Celestica (USA) Inc., certain subsidiaries of Celestica Canada designated therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
"Romania": Romania and any governmental subdivision thereof.
"Romania/France Tax Treaty" means the Convention between Romania and France for the avoidance of double taxation with respect to taxes on income and capital, concluded in 1974 and effective as of January 1, 1975.
“Romanian Actions”: as defined in section 4.2(d).
“Romanian National Register for Movable Publicity” means the Romanian National Register for Publicity of Security Interests over Movable Property operation in accordance with Law no. 297/2018.
“Sanctioned Jurisdiction”: means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, North Korea and the Crimea region of Ukraine).
“Sanctioned Person”: means any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in clauses (a) or (b).
“Sanctions”: means any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. (including OFAC, the U.S. Department of Commerce and U.S Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, (d) the United Kingdom (including Her Majesty’s Treasury), (e) the Government of Canada or (f) any other applicable jurisdiction.
“Sanctions List”: means any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Entity List maintained by the U.S. Department of Commerce, or any other similar publicly available list of any U.S governmental authority to implement sanctions programs, (b) the Consolidated United Nations Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to European Union financial sanctions maintained by the European Union or any member state, (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury (e) the Sanctions-related list under the regulations administered by Global Affairs Canada, a Department of the Government of Canada as well as any Person named in the list under subsection 83.05(1) of the Criminal Code (Canada) and (e) any other similar publicly available list of any applicable governmental authority to implement sanctions programs.
"Scheduled Due Date": the date on which a Scheduled Receivable becomes due and payable in accordance with the related Contract.
"Scheduled Receivables": Receivables the outstanding balances of which are reflected in an applicable Purchase Notice and are the object of a Purchase, other than Receivables repurchased by the applicable Seller.
"SEC": the United States Securities and Exchange Commission.
"Secured Parties": as defined in Section 4.4 of the Collection Account Pledge Agreement.
"Security Deed": each charged account control deed between a Seller, the Purchasers and Bank of America, NA, substantially in the form of Exhibit J hereto, and collectively, the "Security Deeds".
"Security Documents": the Collection Account Pledge Agreement, the Japanese Yen Collection Account Pledge Agreement, the Malaysian Collection Account Pledge Agreement, each Deposit Account Control Agreement, the Security Deeds and all other security documents hereafter delivered to the Purchasers granting a Lien on any property of any Person to secure the Obligations of the Sellers under any Transaction Document.
"Seller'' and "Sellers": as defined in the preamble hereto, provided that "Seller" and "Sellers" shall exclude for all purposes hereunder any Seller removed pursuant to Section 5.18(b).
“Seller’s Account” means, in respect of Celestica LLC, account no. XXXXXXXXXX, at Bank of America, NA, ABA No. XXXXXXXXX, Swift XXXXXXXX, Beneficiary: Celestica LLC, in respect of Celestica Holdings, account no. XXXXXXXXXXXX, at Bank of America, NA, Swift: XXXXXXXX, Beneficiary: Celestica Holdings, in respect of Celestica Hong Kong, account no. XXXXXXXXXXXX, at Bank of America, Swift XXXXXXXX, Beneficiary: Celestica Hong Kong, in respect of Celestica Japan, account no. XXXXXXXXXXXX, at Bank of America, NA, Swift XXXXXXXX Beneficiary: Celestica Japan, in respect of Celestica Romania for Dollars, account no. XXXXXXXXX, at Citibank N.A., Swift XXXXXXXX, Beneficiary: Celestica Romania, in respect of Celestica Romania for Euro, account no. XXXXXXXXX, at Citibank N.A., Swift XXXXXXXX, Beneficiary: Celestica Romania, in respect of Celestica Malaysia, account no. XXXXXXXXXXXX, at Bank of America, Swift XXXXXXXX, Beneficiary: Celestica Malaysia, in respect of Celestica Oregon, account no. XXXXXXXXXX, at Bank of America, NA, ABA No. XXXXXXXXX, Swift XXXXXXXX, Beneficiary: Celestica Oregon, in respect of Celestica International LP, account no. XXXXXXXXXX, at Bank of America, NA, ABA No. XXXXXXXXX, Swift XXXXXXXX, Beneficiary: Celestica International LP, and in respect of Celestica California, account no. XXXXXXXXXX, at Bank of America, NA, ABA No. XXXXXXXXX, Swift XXXXXXXX, Beneficiary: Celestica California, and any other account specified by the Servicer by notice to the Purchasers from time to time as a Seller’s Account in respect of any Seller.
"Servicer": as defined in the preamble to this Agreement.
“Settlement Date”: means the Friday of each week (or if such day is not a Business Day, the next Business Day) or such other day of each week agreed to by the Sellers and the Purchasers in writing (which writing may be in email) (or if such day is not a Business Day, the next Business Day).
"Singapore": the Republic of Singapore and any governmental subdivision thereof.
"Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
"Spot Rate": means, in respect of any conversion of Japanese Yen or Euros to Dollars, or Dollars to Japanese Yen or Euros, the spot rate of exchange of the Purchasers in effect at the date and time of such conversion.
"Subsidiary": as to any Person, an entity of which more than 50% of the ordinary voting Capital Stock are owned by such Person, or the management of which is otherwise Controlled, directly or indirectly, by such Person acting alone.
"Termination Event": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
"Transaction Documents": this Agreement (including the PrimeRevenue Electronic Services Schedule), the Guarantee, each Assignment Agreement and the Security Documents.
"Transfer Date": as defined in Section 2.12.
"Transfer Report": as defined in Section 2.12.
"Transferee": any Assignee or Participant.
“Tri-Party Insurance Agreement” means an agreement between one or more Sellers or the Servicer, the Purchasers and the insurer under an Insurance Policy providing for the rights of the Purchasers in respect of Insured Receivables that become Scheduled Receivables, in form and substance satisfactory to the Purchasers in their sole discretion.
"UCC Financing Statement": a financing statement on Form UCC-1 in the form required under the applicable UCC to perfect a security interest in Collateral that is perfected by filing.
“U.S. Purchaser Receivables”: means all Scheduled Receivables denominated in Japanese Yen and all other Receivables that are not Canadian Purchaser Receivables.
"Uniform Commercial Code" or "UCC": the Uniform Commercial Code as in effect from time to time in the State of New York.
"United States": the United States of America.
"Written Materials": Purchase Notices, Transfer Reports, all reports required to be delivered by the Servicer or any Seller hereunder or under any Transaction Document, together with all aging reports, dilution reports, and all other data submitted by the Sellers or the Servicer with respect to the Sellers or the Servicer or the Receivables and the Related Security.

1.2	Other Definitional Provisions
Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Transaction Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)
As used herein and in the other Transaction Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Seller or the Servicer not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, without limitation, cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(b)
The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2    - PURCHASES

2.1	Purchases
Subject to the terms and conditions hereof, each Purchaser severally agrees to consider the purchase, from time to time from the Sellers on a revolving basis, without recourse (except as expressly provided herein), of Scheduled Receivables and the Related Security relating thereto.
Each Seller acknowledges that this is an uncommitted arrangement, that no Seller has paid or is required to pay, a commitment fee or comparable fee to the Purchasers, and that the Purchasers have no continuing obligation to purchase any Receivable from any Seller, regardless of whether the conditions set forth herein are satisfied.

2.2	Procedure for Making Purchases
On any Business Day during the term of this Agreement, the Servicer may deliver to the Purchasers a fully completed Purchase Notice with respect to Scheduled Receivables set forth on Schedule A thereto or submit, via the PrimeRevenue System, a Purchase Notice with respect to the Scheduled Receivables submitted onto the PrimeRevenue System. The delivery or submission of such Purchase Notice shall be and be deemed for all purposes hereunder as, an offer by the Seller of such Scheduled Receivables to sell to the Purchasers such Scheduled Receivables. The Purchasers, in their sole and absolute discretion, may elect to accept or reject the offer to purchase such Scheduled Receivables, in whole or in part. If the Purchasers accept such offer, in whole or in part, the Purchasers shall notify the Servicer and shall identify the Scheduled Receivables that they have agreed to purchase on the Purchase Date therefor, subject to the terms and conditions set forth herein, (a) each Purchaser shall purchase from each relevant Seller the accepted Scheduled Receivables and Related Security to be sold by such Seller (allocated to each Purchaser as set out below), and (b) each such Seller shall sell and assign to the relevant Purchaser all of such Seller’s right, title and interest in and to such Scheduled Receivables and Related Security as absolute owner thereof.
Purchase Price. On each Purchase Date, each Purchaser shall pay to the applicable Seller a purchase price (the “Purchase Price”) for each Scheduled Receivable purchased by it on such Purchase Date calculated as follows:
PP = NFV – Discount
In which:
Term            Definition
“Discount”    equals    NFV x DR x (DP/360)
“PP”     equals    Purchase Price of such Receivable

“NFV”	equals Net Face Value of such Receivable as of such Purchase Date

“DR”	equals Discount Rate applicable to such Receivable

“DP”	equals Discount Period applicable to such Receivable
The parties acknowledge and agree that any Receivables that are Canadian Purchaser Receivables shall be purchased solely by Canadian Purchaser and notwithstanding anything to the contrary herein, Canadian Purchaser shall be wholly liable for the payment of the Purchase Price therefor. The parties further acknowledge and agree that any Receivables that are U.S. Purchaser Receivables shall be purchased solely by U.S. Purchaser and notwithstanding anything to the contrary herein, U.S. Purchaser shall be wholly liable for the payment of the Purchase Price therefor.
The Servicer and the Sellers acknowledge and agree that at the request of the Servicer, participation interests in Scheduled Receivables will be offered for sale by the Purchasers to Participants, as a participant, pursuant to the terms and subject to the conditions of participation agreements entered into between the Participant and the Purchasers. While the Purchasers will be the nominal purchasers of any such Scheduled Receivables taken up by Participants, on the terms and subject to the conditions of such participation agreements, the Purchasers' notice of acceptance of the offer to purchase any such Receivables will identify which Receivables (or portions thereof) are being acquired for the benefit of the Participant. The Purchasers shall have no liability, contingent or otherwise, for payment of such amounts or any loss resulting from the non-payment of such amounts. The Purchasers agree to use their reasonable best efforts to enter into participation agreements with Participants selected by the Servicer from time to time to facilitate the sale of participation interests.

2.3	Sale and Assignment
On each Purchase Date, effective upon the payment of the Purchase Price contemplated by Section 2.2 (and without necessity of any formal or other instrument of assignment or further action), each Seller hereby sells and assigns to the relevant Purchaser, each Scheduled Receivable of such Seller and the Related Security relating thereto reflected in the applicable Purchase Notice.

2.4	Computation and Payments
Interest on unpaid amounts and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.5	Payments
All payments (including deposits) to be made by the Servicer and the Sellers that comprise Collections hereunder shall be made without setoff or counterclaim except as otherwise contemplated by this Agreement and shall be made prior to 1:00 P.M., New York City time, on each Settlement Date to the Payment Account, in Dollars, or to the Japanese Yen Payment Account in Japanese Yen, or to the Euro Payment Account in Euros, and in immediately available funds. All other payments shall be payable directly to the Purchasers, at the account of, in the case of the U.S. Purchaser: account no. XXX-XXXXXX-XXXX-XX of Credit Agricole CIB, ABA no. XXX XXX XXX, Ref: Celestica or in the case of the Canadian Purchaser: account no. XXX-XXXXXX-XXXX-XX of Credit Agricole CIB, ABA no. XXX XXX XXX, Ref: Celestica (each, a “Payment Account”). If any payment or deposit hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. The Servicer and the Sellers shall pay to the applicable Purchaser, upon demand, interest on all amounts not paid or deposited by the Servicer or Sellers when due (excluding for greater certainty amounts not paid or deposited by Obligors when due) at a rate per annum equal to the Applicable LIBOR, as applicable, determined by the Purchaser plus 1% per annum, for each such day such payment is overdue. Any such interest shall be paid directly to the Payment Account of the Purchaser.

2.6	Requirements of Law

(a)
If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by a Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)
shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Purchaser; or

(ii)	shall impose on such Purchaser any other condition;
and the result of any of the foregoing is to increase the cost to such Purchaser, by an amount that such Purchaser deems to be material, of making or maintaining its Purchase, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Sellers shall pay such Purchaser, not later than 20 Business Days after its demand, any additional amounts necessary to compensate such Purchaser for such increased cost or reduced amount receivable. If such Purchaser becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Servicer of the event by reason of which it has become so entitled, specifying the basis for such claim in reasonable detail.

(b)
If any Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Purchaser or any corporation controlling such Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Purchaser to be material, then from time to time, after submission by such Purchaser to the Servicer of a written request therefor, specifying the basis for such claim in reasonable detail, which shall be made promptly, the Servicer shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such corporation for such reduction. For all purposes of (i) the U.S. Credit and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or Canadian or French regulatory authorities, in each case pursuant to Basel III, shall be deemed introduced or adopted after the date of this Agreement, regardless of the date enacted or adopted.

(c)
A certificate as to any additional amounts payable pursuant to this Section 2.6 submitted by any Purchaser to the Servicer shall be conclusive in the absence of manifest error. The obligations of the Servicer and the Sellers pursuant to this Section 2.6 shall survive the termination of this Agreement and the payment of the Scheduled Receivables and all other amounts payable hereunder.

2.7	Taxes

(a)
All payments and deposits made by the Servicer or the Sellers under this Agreement or any other Transaction Document, including any amount of interest, shall be made free and clear of, and without deduction or withholding (except where required by law) for or on account of, any present or future income, franchise, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Taxes”) other than Excluded Taxes (such Taxes other than Excluded Taxes, “Indemnified Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to (or deposited for the benefit of) any Purchaser hereunder, or on any amount of interest, the amounts so payable to (or deposited for the benefit of) such Purchaser, or such amount of interest, shall be increased to the extent necessary to yield to such Purchaser, as the case may be (after payment of all Indemnified Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)	In addition, the Servicer and the Sellers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)
Whenever any Indemnified Taxes or Other Taxes are payable by the Servicer or the Sellers, as promptly as possible thereafter the Servicer or the affected Seller shall send to the relevant Purchaser a certified copy of an original official receipt received by the Seller, showing payment thereof to the extent available, or such other evidence as may be readily obtainable. If the Servicer or a Seller fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority (other than Indemnified Taxes or Other Taxes being contested in good faith by appropriate procedures), the Servicer or such Seller, as the case may be, shall indemnify the Purchaser within 10 days after written demand by the Purchasers therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified or Other Taxes imposed or asserted on or attributable to amounts payable under this section) paid by such Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the Relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Servicer or the affected Seller, as the case may be, by such Purchaser, together with a copy of an original receipt showing payment thereof, to the extent available, or such other evidence as may be readily obtainable, shall be conclusive absent manifest error. In addition, if the Servicer or the affected Seller, as the case may be, fails to remit the required receipts or other required documentary evidence, the Servicer or the affected Seller, as the case may be, shall indemnify the Purchasers for any incremental taxes, interest or penalties that may become payable by such Purchaser as a result of any such failure. If the Purchaser receives a refund of any Taxes paid or reimbursed by the Servicer or Seller pursuant to this Section 2.7(c), the Purchaser shall pay to the Servicer or Seller, as applicable, an amount equal to such refund (including any interest paid by the Governmental Authority with respect thereto), net of all reasonable out-of-pocket expenses (including Taxes) of the Purchaser attributable to such refund, it being understood that the Purchasers shall have no obligation to register, enroll or file any return or other document in order to seek a refund or reimbursement of such Taxes.

(d)
The agreements in this Section 2.7 shall survive the termination of this Agreement and the payment of all amounts payable hereunder. Notwithstanding the foregoing, Section 2.7(a), 2.7(b) and 2.7(c) shall not apply to withholding taxes (if any) in respect of payments made by or on behalf of Celestica Romania if (i) the payee of such payments has delivered a certificate of fiscal residence to Celestica Romania issued by the relevant tax authority in its home country, and (ii) right of taxation is allocated to France or the related income is exempted from taxation in Romania under the Romania/France Tax Treaty.

(e)
Upon the request of the Servicer on behalf of a Seller, the Purchasers shall use all commercially reasonable efforts to provide to the Servicer within 30 days of such request such certificates or information requested by the Servicer on behalf of such Seller as is prescribed by any applicable law, rule or regulation then in force in the jurisdiction of such Seller or any political subdivision thereof and required by such Seller, whether to reduce or recover value added tax, withholding tax or any other Tax paid or payable by such Seller in connection with this Agreement or otherwise to comply with such law, rule or regulation. No Purchaser shall be required to provide any information to the Servicer or any Seller that it deems to be confidential or proprietary and no Purchaser shall be under any obligation to register, enroll or file any return under such law, rule or regulation in connection with any such request.

(f)
Notwithstanding anything else to the contrary herein, Taxes, Other Taxes and Indemnified Taxes shall not include deductions or withholdings required under FATCA. In addition, neither the Servicer nor the Sellers shall be liable to indemnify, gross-up or compensate any Purchaser for any deduction or withholding in connection with any payment made or to be made hereunder required under FATCA, and each of the Purchasers shall indemnify and hold harmless the Servicer and each Seller against any loss or damage suffered as a result of such Servicer or Seller's failure to withhold or deduct amounts payable hereunder pursuant to FATCA.

2.8	Indemnity
Without limiting any other rights that the Purchasers may have hereunder or under applicable law, the Servicer and each Seller hereby jointly and severally agrees (provided that Celestica Romania shall only be responsible hereunder for the respective amount attributable to it) to indemnify each of the Indemnified Persons on demand from and against any and all Indemnified Amounts relating to or resulting from any of the following: (i) the failure of any information provided by the Servicer or any Seller to the Purchasers in Written Materials with respect to Scheduled Receivables or the other Purchased Assets to be true, correct and complete in all material respects; (ii) the failure of any representation or warranty made or deemed made by the Servicer or a Seller under or in connection with this Agreement to have been true and correct in all material respects when made; (iii) the failure by the Servicer or the Sellers to comply with any applicable law, rule or regulation with regard to any Scheduled Receivable or the related Contract, or the Insurance Policy or Tri-Party Insurance Agreement, or the failure of any Scheduled Receivable or the related Contract to conform to any applicable law, rule or regulation; (iv) the failure to vest in the Purchasers a valid and enforceable ownership interest in the Purchased Assets, free and clear of any Lien or other adverse claim; (v) any dispute, claim, counterclaim, offset or defense of an Eligible Buyer to the payment of any Scheduled Receivable (including a defense based on such Scheduled Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms but excluding any dispute, claim, counterclaim, offset or defense arising out of any act or omission of any Indemnified Party), any Dilution with respect to a Scheduled Receivable or any claim resulting from the sale of the goods or services related to such Scheduled Receivable or any other transaction with such Obligor or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Scheduled Receivables or any tax deducted from the payment of a Scheduled Receivable by the Obligor thereon, in each case, without duplication, and to the extent not remedied in accordance with Section 2.11(b) or any deductible applicable to any Insured Receivable; (vi) any failure of the Servicer or the Sellers to perform their duties or obligations in accordance with the terms of this Agreement (including, without limitation, failure to make any payment or deposit when due hereunder); (vii) any breach of warranty, products liability or other claim investigation, litigation or proceeding arising out of or in connection with goods or services which are the subject of any Scheduled Receivables; (viii) the commingling of Collections of Scheduled Receivables at any time with other funds; (ix) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases; (x) the failure of any Scheduled Receivables to be Eligible Receivables to the extent not remedied in accordance with Section 2.11(c); and (xi) any action or inaction by the Servicer or the Sellers which impairs the interest of the Purchasers in any Scheduled Receivables or other Purchased Assets. If and to the extent any Purchaser shall be required for any reason to pay over to the Servicer or any Seller or an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by such Person hereunder, such amount shall be deemed not to have been so received and the Purchasers shall have a claim against the Sellers. All Indemnified Amounts under Sections 2.8(vii), (ix) and (xi) hereunder shall be due and payable on demand. All other amounts payable hereunder shall be due and payable on the date that is 10 days from the demand made therefor, to the applicable Payment Account.

2.9	Records
The Purchasers shall maintain a register, in which shall be recorded (i) the amount of each Purchase made hereunder, and (ii) the amount payable or to become due and payable from (or to be deposited by) the Servicer and each Seller to the Purchasers hereunder. At the request of the Purchasers, from time to time, the Servicer shall provide copies of the drafts, shipping documents and other related documentation with respect to a Scheduled Receivable or the Purchased Assets as the Purchasers shall reasonably require.

US 167551723v1

2.10	Defaulted Receivables
In the event a Schedule Receivable has not been paid in full by the date that is ten (10) days after the Expected Remittance Date therefor (a “Defaulted Receivable”), the applicable Seller shall determine the cause of such payment delay or non-payment, including whether it is due to a Dispute, and it shall deliver to the Purchasers by no later than ten (10) days after such Expected Remittance Date, a certification and report (a “Non-Payment Report”) identifying the Defaulted Receivable and the Eligible Buyer thereof and describing in reasonable detail the cause of such non-payment, including whether a Dispute exists with respect to such Defaulted Receivable, or certifying that such cause is unknown. In the event a Scheduled Receivable has not been paid in full by the date that is fifteen (15) days after the Expected Remittance Date therefor and the Non-Payment Report with respect thereto does not report a Dispute or states that the cause of such payment delay or non-payment is unknown (a “Non-Payment Event”), the Purchasers may in their sole discretion (a) contact such Eligible Buyer by phone or in person to discuss the status of such Defaulted Receivable and to inquire whether such payment delay or non-payment is due to a Dispute and when payment can be expected, provided it has given the Servicer at least five Business Days’ prior notice that it intends to take such action and the Servicer on behalf of the relevant Seller has not elected to repurchase the related Scheduled Receivable, (b) take any other lawful action to collect such Scheduled Receivable directly from such Eligible Buyer and to collect any amounts payable under the Insurance Policy in respect of any Insured Receivables and/or (c) terminate the appointment of the Servicer for the servicing of such Scheduled Receivable. If the Eligible Buyer advises the Purchasers of the existence of a Dispute, the Purchasers shall advise the applicable Seller of such Defaulted Receivable that the Eligible Buyer has asserted a Dispute.

2.11	Repurchases of Purchased Assets: Deemed Collections

(a)
The Servicer, on behalf of the relevant Seller, shall have the option to repurchase from the Purchasers at any time, any Scheduled Receivable and the Related Security relating thereto that becomes a Defaulted Receivable, by giving notice to the Purchasers and by depositing to the Payment Account or Japanese Yen Payment Account or Euro Payment Account, as applicable, as a Deemed Collection, an amount determined in accordance with Schedule 3.16. Upon the Servicer making such deposit, the related Scheduled Receivable and Related Security shall be deemed to be assigned, transferred, sold and conveyed to the relevant Seller, free and clear of any security interest or adverse claim arising through the Purchasers but otherwise without representation or warranty and thereafter all collections in respect thereof shall not be Collections for the purposes of this Agreement. In the event that the Servicer advises the Purchasers that it will repurchase any Defaulted Receivable and does so within 5 days thereof, the Purchasers shall not contact the related Obligor as provided hereunder.

(b)
In the event that any Scheduled Receivable is subject to a Dilution, the Servicer on behalf of the relevant Seller shall deposit the amount of such Dilution to the Payment Account or Japanese Yen Payment Account or Euro Payment Account, as applicable as a Deemed Collection in respect of such Receivable.

(c)
In the event that any Scheduled Receivable is determined to have not been an Eligible Receivable on the date of the relevant Purchase, the relevant Seller (or the Servicer on their behalf) shall be required to repurchase such Receivable by depositing to the Payment Account or Japanese Yen Payment Account or Euro Payment Account, as applicable, as a Deemed Collection, an amount determined in accordance with Schedule 3.16. Upon the Servicer making such deposit, the related Scheduled Receivable and Related Security shall be deemed to be assigned, transferred, sold and conveyed to the relevant Seller free and clear of any security interest or adverse claim arising through the Purchasers but otherwise without representation or warranty and thereafter all collections in respect thereof shall not be Collections for the purposes of this Agreement.

(d)
The Servicer, on behalf of the relevant Seller may offer to repurchase from the Purchasers at any time any Scheduled Receivable and the Related Security relating thereto, by giving notice to the Purchasers. The Purchasers shall promptly notify the Servicer in writing as to whether it accepts or rejects any such offer. In the event the Purchasers notify the Servicer that such offer has been accepted, the Servicer shall deposit to the Payment Account or Japanese Yen Payment Account or Euro Payment Account, as applicable, as a Deemed Collection, an amount determined in accordance with Schedule 3.16. Upon the Servicer making such deposit, the related Scheduled Receivable and Related Security shall be deemed to be assigned, transferred, sold and conveyed to the relevant Seller, free and clear of any security interest or adverse claim arising through the Purchasers but otherwise without representation or warranty and thereafter all collections in respect thereof shall not be Collections for the purposes of this Agreement.

(e)
At any time after the aggregate Purchase Price for all outstanding Scheduled Receivables is less than 10% of the highest ever aggregate Purchase Price in respect of outstanding Scheduled Receivables, the Servicer, on behalf of the relevant Seller, shall have the option to repurchase from the Purchaser at any time, all Scheduled Receivables and the Related Security relating thereto that remain outstanding at such time, by giving notice to the Purchasers and by depositing to the Payment Account or Japanese Yen Payment Account or Euro Payment Account, as applicable, as a Deemed Collection, an amount determined in accordance with Schedule 3.16 and making the application of the funds relating thereto in accordance with Section 2.12. Upon the Servicer making such deposit, application and adjustments, the related Scheduled Receivables and Related Security shall be deemed to be assigned, transferred, sold and conveyed to the relevant Seller, free and clear of any security interest or adverse claim arising through the Purchasers but otherwise without representation or warranty and thereafter all collections in respect thereof shall not be Collections for the purposes of this Agreement. From and after any such repurchase by the Servicer on behalf of the relevant Sellers, this Agreement shall be deemed to be terminated, except that the indemnification obligations in Section 2.8 and 8.5 shall survive the payment of all amounts payable hereunder.

(f)
In the event that any Insured Receivable becomes a Defaulted Receivable and the relevant Seller (or the Servicer on its behalf) does not repurchase such Insured Receivable, the relevant Seller shall indemnify the relevant Purchaser for any losses suffered in respect of such Insured Receivable net of the amount of any payment received by the relevant Purchaser under any Insurance Policy, in and amount not to exceed 10% of the Net Face Amount of such Insured Receivable. Such indemnity shall be payable on demand by the relevant Seller on or after the date that is 10 days after such Insured Receivable becomes a Defaulted Receivable.

(g)
The Purchasers will sign all the documents and will perform all relevant formalities under Romanian law required in connection with the assignment and/or transfer of Receivables, including signing an assignment agreement with Celestica Romania, register the assignment agreement with the Romanian National Register for Movable Publicity and signing and sending notices regarding the assigned Receivables to the applicable Eligible Buyers.

2.12	Application of Collections

(a)
Amounts received in the Collection Accounts that are determined by the Servicer to not be Collections may be transferred by the Servicer to such account of the applicable Seller as it may determine. All collections and other amounts received in a Collection Account on a date on which no Scheduled Receivables are in existence may be transferred by the Servicer directly to such other account of the applicable Seller as it may determine.

(b)
Amounts on deposit in Collection Accounts or the Japanese Yen Collection Account or Euro Collection Account, net of any Chargebacks, other than amounts transferred to a Seller pursuant to paragraph (a) above, shall, subject to Section 2.12(c), be transferred to the Payment Account, or in the case of Japanese Yen Collections, the Japanese Yen Payment Account, or in the case of Euro Collections, the Euro Payment Account on the last Business Day of each calendar week (each, a "Transfer Date"). The same Servicer shall deliver to the Purchasers a report (a “Transfer Report”) on the Business Day preceding each Settlement Date reconciling the Collections received according to the related Obligors. All Collections (including Deemed Collections but net of any Chargebacks) transferred to the Payment Account or Japanese Yen Payment Account or Euro Payment Account not later than 2:00 p.m. on any Business Day, as detailed in the Transfer Report, will be deemed to have been received by the applicable Purchaser on such day.

(c)
Collections on deposit in the Collection Accounts on any Purchase Date may be netted and set-off by the applicable Seller against the amount of the Purchase Price that is to be paid on such Purchase Date to such Seller, but only in circumstances where a Settlement Date overlaps the last day of a calendar quarter, to the extent denominated in the same currency, and the amount of such Purchase Price (to the extent of such Collections but not exceeding the amount of such Collections) shall be retained in the applicable Collection Account and thereafter the amount, if any, by which such Collections exceed such Purchase Price shall be transferred to the Payment Account or Japanese Yen Payment Account or Euro Payment Account, as applicable. Notwithstanding the foregoing, all such Collections retained by the Sellers shall be deemed to have been transferred to the Payment Account or the Japanese Yen Payment Account or the Euro Payment Account, as applicable for the benefit of the applicable Purchaser and such amounts retained by the Sellers shall be deemed to have been paid to the Seller as all or part of the Purchase Price payable on such Purchase Date.

(d)
Notwithstanding paragraph (c) above, the Purchasers shall have the right to net and set-off against all amounts payable to the applicable Seller’s Account pursuant to paragraph (c) above, the amount of any indemnity or Deemed Collection then owing by any Seller provided such amounts are denominated in the same currency.

2.13	Insured Receivables
Celestica Canada covenants to comply in all material respects with the requirements of the Insurance Policy in respect of all Insured Receivables, including without limitation to pay all premium amounts when due thereunder.
SECTION 3    - REPRESENTATIONS AND WARRANTIES
To induce the Purchasers to enter into this Agreement, the Guarantor and each of the Sellers hereby jointly and severally make the following representations and warranties (provided that Celestica Romania shall only be responsible hereunder for its own representations and warranties):

3.1	Financial Condition
The Guarantor and each of the Sellers, hereby represents and warrants as of the date of this Agreement and as of the Effective Date (as defined below) that the audited consolidated balance sheets of Celestica Canada and its consolidated Subsidiaries as at December 31, 2018, and the related statements of income and of cash flows of Celestica Canada for the fiscal years ended on such dates, present fairly in all material respects the consolidated financial condition of Celestica Canada and its consolidated Subsidiaries as at such date, and Celestica Canada’s consolidated results of operations and cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, applied consistently throughout the periods involved (except as approved by Celestica Canada’s accountants and disclosed therein).

3.2	No Change
Since the date of the most recent financial statements made available to the Purchasers there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3	Existence; Compliance with Law
Each Seller and the Guarantor

(a)	is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation,

(b)	has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged,

(c)
is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and

(d)	is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4	Power; Authorization; Enforceable Obligations
Each Seller and the Guarantor has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party. Each Seller and the Guarantor has taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the transactions hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Transaction Documents, except (a) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (b) the filings referred to in Section 3.14. Each Transaction Document has been duly executed and delivered on behalf of the relevant Seller and the Servicer and, in the case of the Guarantee, by the Guarantor. This Agreement constitutes, and each other Transaction Document upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the relevant Seller and the Servicer, enforceable against such Seller and the Servicer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Guarantee upon execution and delivery thereof will constitute a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). This Agreement and the other Transaction Documents are in proper legal form under applicable law for the enforcement thereof against the respective Sellers, including under the laws of the jurisdiction of each Seller, to the extent applicable, to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in such jurisdictions.

3.5	No Legal Bar
The execution, delivery and performance of this Agreement and the other Transaction Documents and the use by any Seller of the proceeds thereof will not violate the Organizational Documents of the relevant Seller or the Guarantor, will not violate in any respect material to the rights and interests of any Purchaser any Requirement of Law or any Contractual Obligation of any Seller or the Servicer and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

3.6	Litigation
Except as disclosed to the Purchasers, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Servicer, threatened by or against any Seller, the Servicer or against any of their respective properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7	No Default
No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred and is continuing.

3.8	Ownership of Property; Liens
Each Seller and the Guarantor has good and marketable title to, or a valid leasehold interest in, all its real property necessary for the conduct of its business, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business, in each case except to the extent that the failure to do so would not have a Material Adverse Effect. On each Purchase Date immediately prior to the Purchase thereof, each Seller will be the legal and beneficial owner of the Scheduled Receivables and all other Related Security in respect thereof owned by such Seller and to be purchased on such date, free and clear of any Lien or adverse claim; upon each Purchase the relevant Purchasers will have a valid and enforceable ownership interest in each such Scheduled Receivable and other Related Security in respect thereof, in each case free of any Lien or adverse claim. Each Scheduled Receivable listed on a Purchase Notice is an Eligible Receivable on the relevant Purchase Date.

3.9	Taxes

(a)
Each Seller and the Servicer has filed or caused to be filed all material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes imposed on it or any of its property by any Governmental Authority (other than such taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with local generally accepted accounting principles or GAAP, as applicable, have been provided on the books of such Seller or the Servicer, as the case may be); no tax Lien has been filed, and, to the knowledge of the Servicer, no claim is being asserted, with respect to any such tax that would reasonably be expected to have a Material Adverse Effect.

(b)
Except as set forth in Schedule 3.9, there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in the United States, Canada, the United Kingdom, Singapore, Hong Kong, Japan, Malaysia or Romania, or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any other Transaction Document or (ii) on any payment to be made by any Seller or the Guarantor pursuant to this Agreement or any other Transaction Document. Each Seller and the Guarantor is permitted to make all payments pursuant to this Agreement and the other Transaction Documents free and clear of all taxes, levies, imposts, deductions, charges or withholdings, except as set forth in Schedule 3.9, imposed, levied or made by or in the United States, Canada, the United Kingdom, Singapore, Hong Kong, Japan, Malaysia or Romania, or any political subdivision or taxing authority thereof or therein, and no such payment in the hands of any Purchaser will be subject to any tax, levy, impost, deduction, charge or withholding other than Excluded Taxes imposed, levied or made by or in the United States, Canada, the United Kingdom, Singapore, Hong Kong, Japan, Malaysia or Romania or any political subdivision or taxing authority thereof or therein.

3.10	Federal Regulations
No part of the proceeds of any Purchase Price will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulations U or X of the Board.

3.11	Investment Company Act; Other Regulations
No Seller is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the U.S. Investment Company Act of 1940, as amended. No Seller is subject to regulation under any Requirement of Law (other than Regulation U and Regulation X of the Board) that limits its ability to incur Indebtedness.

3.12	Accuracy of Information, etc.
No statement or information contained in this Agreement, any other Transaction Document or any Written Materials furnished by or on behalf of any Seller or the Servicer to the Purchasers (or deemed furnished), or any of them, for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents contained as of the date such statement or information was so furnished, any untrue statement of a material fact. Celestica Canada has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Celestica Canada with the SEC since January 1, 2004 required to be filed by it except where failure to do so would not have a Material Adverse Effect.

3.13	Solvency
Each Seller is, and after giving effect to each Purchase, will be, Solvent.

3.14	Security Documents
The Collection Account Pledge Agreement, the Security Deed and each of the Deposit Account Control Agreements are effective to create in favor of the Purchasers, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral described in the Collection Account Pledge Agreement, when the actions specified on Schedule 3.14 have been taken, the Collection Account Pledge Agreement, each of the Deposit Account Control Agreements and the Security Deed shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Sellers in such Collateral and the proceeds thereof, as security for their respective obligations hereunder, in each case prior and superior in right to any other Person, except for claims that have priority by operation of law. Except as set forth in this Section 3.14, no other documents are required to be filed, registered or recorded, and no other action is required to be taken by any Person, to perfect such security interest in favor of the Purchasers. The Japanese Yen Collection Account Pledge Agreement and the Malaysian Collection Account Pledge Agreement, respectively, once executed and delivered, are effective to create in favor of the Purchasers a legal valid and enforceable security interest in the Collateral described therein, and in respect to the Japanese Yen Collection Account Pledge Agreement subject to the qualifications included in the opinion paragraph 9 and the qualification paragraph (h) in the legal opinion of Japanese counsel. In the case of the Collateral described in the Japanese Yen Collection Account Pledge Agreement and the Malaysian Collection Account Pledge Agreement, when the actions specified on Schedule 3.14 have been taken, and in the case of the Japanese Yen Collection Account Pledge Agreement, subject to the qualifications included in the opinion paragraph 9 and the qualification paragraph (h) in the legal opinion of Japanese counsel, the Japanese Yen Collection Account Pledge Agreement and the Malaysian Collection Account Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Celestica Japan or Celestica Malaysia, as the case may be, in such Collateral and the proceeds thereof, as security for its obligations hereunder, in each case prior and superior in right to any other Person, except for claims that have priority by operation of law. Except as set forth in this Section 3.14, no other documents are required to be filed, registered or recorded, and no other action is required to be taken by any Person, to perfect such security interest in favor of the Purchasers.

3.15	Principal Place of Business, Etc.
The principal place of business, chief executive office and registered office (as such terms are used in the UCC) of each Seller and the office where such Seller keeps its records concerning the Scheduled Receivables are located at the addresses set forth on Schedule 3.15. Except for Celestica LLC, Celestica Oregon and Celestica California, the Sellers have no other office or place of business in the United States or any Commonwealth, territory or possession of the United States.

3.16	Accounting for Scheduled Receivables
Each Seller has accounted for each sale of its Scheduled Receivables in its books and financial statements as sales, consistent with local generally accepted accounting principles. So long as local generally accepted accounting principles do not require otherwise, no Seller shall prepare financial statements which shall account for the transactions contemplated hereby in any manner other than as sales of the Scheduled Receivables by the Sellers to the Purchasers or in any other respect account for or treat the transactions contemplated hereby (including for accounting purposes, but excluding for tax reporting purposes and except as required by law) in any manner other than as sales of the Scheduled Receivables by the Sellers to the Purchasers.

3.17	Compliance with Money Laundering and Anti-Terrorist Laws

(a)
Each Seller and the Guarantor shall, and shall cause its Subsidiaries to, maintain and enforce policies and procedures designed to promote and achieve compliance by each Seller, the Guarantor and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; none of the Sellers, the Guarantor or any of its Subsidiaries or, to the Seller’s or the Guarantor’s knowledge, any of their respective directors, officers, Affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to any Seller’s or the Guarantor’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and none of the Sellers, the Guarantor or any of its Subsidiaries or, to Sellers’ or the Guarantor’s knowledge, any of their respective directors, officers, Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, or (iii) is subject to any action, proceeding, litigation, claim or, to any Seller’s or the Guarantor’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(b)
Legal Sources of Funds. Each Seller has taken, and it shall continue to take, commercially reasonable measures appropriate to the circumstances, with respect to each holder of a direct interest in such Seller to ensure that funds invested by such holders in such Seller are derived from legal sources; provided, however, that none of the foregoing shall apply to any person or entity to the extent that its interest in such Seller is derived solely from securities traded through a public securities exchange subject to regulation by the United States of America, Canada or a provincial jurisdiction in Canada. Such measures shall be in accordance with all applicable money laundering legislation in such Seller’s jurisdiction.

(c)
No Investigation, Penalty or Seizure. To its actual knowledge, neither any Seller nor any holder of a direct interest in such Seller (i) has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or a violation of the BSA or similar legislation in its jurisdiction, (ii) has been assessed civil penalties under these or related laws, or (iii) has had its funds seized or forfeited in an action under these or related laws; provided, however, that such Seller shall not be liable for any breach of this representation and warranty if any holder is involved in or subject to any of the matters described in clauses (i), (ii) or (iii) and the interest of such holder is derived solely from securities traded through a public securities exchange subject to regulation by the United States of America, Canada or a provincial jurisdiction in Canada.

3.18	Revolving Credit Agreement Matters
The terms and provisions of this Agreement are not materially more adverse, taken as a whole, to the Lenders than those of the Existing DB Receivables Purchase Agreement, as such terms are defined in the Revolving Credit Agreement.
SECTION 4    - CONDITIONS PRECEDENT

4.1	Conditions Precedent to Initial Purchase
The agreement of each Purchaser to make the initial Purchase pursuant to this Agreement is subject to the satisfaction, prior to the making of such purchase on the initial Purchase Date (the date of such satisfaction, as notified to the Purchasers and the Servicer being the “Closing Date”), of the following conditions precedent:

(a)
Receivables Purchase Agreement; Security Documents, Etc. The Purchasers shall have received (i) this Agreement (with copies for each Purchaser), executed and delivered by each Seller, the Servicer and the Purchasers, (ii) each of the Security Documents, executed and delivered by each Seller and the Purchasers, as the case may be, and in the case of the Deposit Account Control Agreements and the Security Deed, by the relevant account banks, and (iii) the Guarantee duly executed and delivered by the Guarantor.

(b)
Approvals: Waiver. All material governmental and third party approvals necessary in connection with the making of the purchases or the continuing operations of the Sellers shall have been obtained and shall be in full force and effect.

(c)
Fees. The Purchasers shall have received all previously agreed fees required to be paid, and all expenses for which invoices have been presented (including, without limitation, the reasonable fees and expenses of legal counsel), on or before the Closing Date. All other fees will be reflected in the funding instructions given by the Servicer to the Purchasers on or before the initial Purchase Date.

(d)
Revolving Credit Agreement. The agent under the Revolving Credit Agreement shall have provided a letter to the Purchasers on terms acceptable to the Purchasers in respect of the Purchasers’ interests under the Security Documents.

(e)
Closing Certificate. The Purchasers shall have received a certificate of the Servicer and each Seller, and an officer’s certificate from the Chief Financial Officer of the Servicer, each dated as of the Closing Date, in form and substance satisfactory to the Purchasers, with appropriate insertions and attachments.

4.2	Conditions Precedent to All Purchases
The agreement of each Purchaser to make its Purchase (including on the initial Purchase Date) is subject to the further satisfaction, prior to the making of any such purchase, of the following conditions precedent:

(a)	No Material Adverse Change. No development or event shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(b)
Representations and Warranties. Each of the representations and warranties made by the Sellers and the Servicer in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of the Purchase Date as if made on and as of such date, except to the extent relating to a prior Purchase.

(c)
No Termination Event. No Termination Event or Incipient Termination Event shall have occurred and be continuing on such Purchase Date or would occur after giving effect to the purchase requested to be made on such date.

(d)
Filings, Registrations and Recordings; Other Actions. Each (i) Assignment Agreement to be executed, the Irrevocable Payment Instructions sent to the relevant Eligible Buyers and each other document specified in Section 3.14, or otherwise reasonably requested by the Purchasers, to be filed, registered or recorded by each Seller selling Scheduled Receivables on such date, other than the Romanian Actions (as hereinafter defined) and (ii) each other action specified on Schedule 3.14, or otherwise reasonably requested by the Purchasers, to be taken prior to or concurrently with the initial Purchase Date by such Sellers or the Servicer, in each case in order to create in favor of the Purchasers, a perfected first priority security interest on the Collateral described therein and ownership interest in the Scheduled Receivables, other than the Romanian Actions (as hereinafter defined), shall be in proper form for filing, registration or recordation or shall have been taken, as the case may be. “Romanian Actions” means any registration with the Romanian National Register for Movable Publicity required pursuant to Schedule 3.14, and the provision of any notice required pursuant to Schedule 3.14. All Romanian Actions must be completed and evidence thereof provided to the Purchaser within seven days after a Purchase of Scheduled Receivables from Celestica Romania.

(e)
Legal Opinions. The Purchasers shall have received the executed legal opinions of counsel to each applicable Seller in connection with such Purchase, each in form and substance reasonably satisfactory to the Purchasers and its counsel. Such legal opinions shall cover such matters incidental to the transactions contemplated by this Agreement as the Purchasers may reasonably require, including, without limitation, the creation and perfection of ownership interests and security interests in the Collateral.

(f)
Change of Control. (i) Onex Corporation shall control Celestica Canada unless the shares of Celestica Canada become widely held such that no one Person or group of Persons acting jointly or in concert (within the meaning of Part XX of the Securities Act (Ontario)) controls Celestica Canada, provided that any Person or group of Persons acting jointly or in concert which owns or controls securities of Celestica Canada to which are attached more than 20% of the votes that may be cast to elect the directors of Celestica Canada shall, in the absence of evidence satisfactory to the Purchasers, acting reasonably, be deemed to control Celestica Canada and (ii) Celestica Canada shall control Celestica LLC.

Each delivery of a Purchase Notice or submission of a Purchase Notice via the PrimeRevenue System by the Servicer shall be deemed a joint and several representation and warranty by the applicable Seller and the Servicer, respectively, that the foregoing conditions to the applicable Purchase are satisfied and each of the statements set forth on the form of Purchase Notice attached as Exhibit C are true and correct as of the applicable Purchase Date with respect to the Scheduled Receivables set forth on Schedule A thereto or submitted onto the PrimeRevenue System, as applicable, with respect to such Purchase Notice. The sale by the Sellers hereunder shall constitute a joint and several representation and warranty by the Sellers and the Servicer as of the relevant Purchase Date that the conditions contained in Section 4.2(b) and (c) have been satisfied, provided that Celestica Romania shall only be responsible for its own representations and warranties.
SECTION 5    - COVENANTS
Each Seller hereby agrees that, so long as any amount is owing to any Purchaser hereunder, the Sellers or the Servicer, as the case may be, shall:

5.1	Financial Statements
Furnish to the Purchasers

(a)
as soon as available, but in any event within 120 days after the end of each fiscal year of Celestica Canada, a copy of the audited consolidated balance sheet of Celestica Canada as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent registered public accountants of recognized international standing and without any limitation or qualification on the certification of disclosure controls or internal controls required under SEC rules; and

(b)
as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Celestica Canada, the unaudited consolidated balance sheet of Celestica Canada as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the figures for the previous year, certified by a Responsible Officer of Celestica Canada as being fairly stated in all material respects (subject to normal year end audit adjustments), which certification shall be satisfied by the certification provided in Celestica Canada’s Quarterly Report submitted on Form 6-K filed with the SEC. Each of the Purchasers shall be entitled to rely on such certification as if addressed to them.

Financial statements required to be delivered pursuant to Sections 5.1(a) and (b) (to the extent any such financial statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Celestica Canada posts such reports, or provides a link thereto, either: (i) on Celestica Canada’s website “celestica.com”; or (ii) when such report is posted electronically on lntralinks/lntraAgency or other relevant website which each Purchaser has access to (whether a commercial, third-party website or whether sponsored by the Purchasers), if any, on Celestica Canada’s behalf; provided that Celestica Canada shall notify (which may be by facsimile or electronic mail) the Purchasers of the posting of any such reports and immediately following such notification Celestica Canada shall provide to the Purchasers, by electronic mail, electronic versions (i.e., soft copies) of such reports.

5.2	Certificates; Other Information
Furnish to the Purchaser promptly, such additional financial and other information as any Purchaser may from time to time reasonably request.

5.3	Payment of Obligations
Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with local generally accepted accounting principles or GAAP, as applicable, with respect thereto have been provided on the books of relevant Group Member or where the failure to so pay, discharge or satisfy could not reasonably be expected to have a Material Adverse Effect.

5.4	Maintenance of Existence; Compliance

(a)
(i) Preserve, renew and keep in full force and effect its organizational existence, (ii) continue to engage in business of the same general type conducted by it on the initial Purchase Date and (iii) take all reasonable action to maintain all permits, licenses, rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (iii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)
comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5	Maintenance of Property; Insurance

(a)	Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and

(b)
maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, in each case except to the extent that the failure to do so would not have a Material Adverse Effect.

5.6	Inspection of Property; Books and Records; Discussions

(a)
Keep proper books of records and account in which full, true and correct entries in conformity with local generally accepted accounting principles or GAAP, as applicable, and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and

(b)
permit employees of any Purchaser to (at its own expense prior to a Termination Event), visit and inspect any of its properties during regular business hours on not less than 10 Business Days’ prior notice and examine and make abstracts from any of its books and records (including computer tapes and disks) relating to Purchased Assets; provided, however, that such inspections shall be limited to four times per year so long as a Termination Event has not occurred and is continuing. Without limiting the foregoing, such examinations, copies, abstracts, visits and discussions may cover, among other things, maturity dates, ageings, past dues, chargeoffs and offsets with respect to the Purchased Assets.

5.7	Notices
Give notice to the Purchasers of:

(a)	the occurrence of any Incipient Termination Event or Termination Event within five Business Days of becoming aware thereof;

(b)
any material litigation, investigation or proceeding that exists at any time to which a Seller or the Guarantor, and, to the extent known by the Servicer, any Eligible Buyer, is a party or is subject that, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect promptly;

(c)	any litigation or proceeding affecting the Seller (i) in which the amount involved is $50,000,000 or more and not covered by insurance or (ii) that relates to any Transaction Document promptly; and

(d)	any other development or event that has had or could reasonably be expected to have a Material Adverse Effect promptly upon becoming aware thereof.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Servicer setting forth details of the occurrence referred to therein and stating what action the affected Seller or, to the extent known by the Servicer, an Eligible Buyer proposes to take with respect thereto.

5.8	Use of Proceeds
No part of the proceeds will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including, without limitation, Regulations U and X.

5.9	Irrevocable Payment Instructions
Deliver to each purchaser designated as an Eligible Buyer in respect of a Scheduled Receivable to be the object of a Purchase hereunder the Irrevocable Payment Instructions.

5.10	Further Assurances
Execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Purchasers may reasonably request (i) to perfect or maintain the ownership interest of the Purchaser in Purchased Assets and security interests for the benefit of the parties named in the applicable Security Documents as beneficiaries thereof, including assets that are required to become Collateral after the initial Purchase Date, or (ii) otherwise to implement or effectuate the provisions of this Agreement and the other Transaction Documents.

5.11	Offices, Records, Books of Account
Each Seller (i) shall keep its principal place of business and chief executive office (as such terms are defined in the UCC), its registered office and the office where it keeps its records concerning the Scheduled Receivables at the address set forth on Schedule 3.15 or, upon at least 15 days’ prior written notice of a proposed change to the Purchasers, at any other locations, so long as, prior to making such a change, such Seller shall have taken all actions in any applicable jurisdiction that may be requested by the Purchasers in accordance with Section 3.14; and (ii) shall provide the Purchasers with at least 15 days’ written notice prior to making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure which could render any UCC or PPSA Financing Statement theretofore filed with respect to such Person by any other Person (including, if applicable, any UCC Financing Statements filed in connection with this Agreement) “seriously misleading” as such term is used in the UCC or otherwise ineffective to perfect the assignments of the Scheduled Receivables and the Related Security contemplated herein, so long as, prior to making any such change, each Seller shall have taken all actions in any applicable jurisdiction that may be requested by the Purchasers in accordance with Section 3.14. Each Seller also will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Scheduled Receivables and related Contracts in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Scheduled Receivables, including records adequate to permit the daily identification of each Scheduled Receivable and all Collections of and adjustments to each existing Scheduled Receivable. Each Seller and the Servicer agrees to indicate, or cause to be indicated, on the computer files containing a master database of Scheduled Receivables to contain a notation that all Scheduled Receivables included in such list or print out and Related Security have been sold to the Purchasers in accordance with this Agreement, and to deliver to the Purchaser computer files, microfiche lists or typed or printed lists containing true and complete lists of all such Scheduled Receivables and Related Security, identified by Obligor, from time to time promptly upon request of the Purchasers.

5.12	Sales, Liens, Etc.
No Seller shall purport to sell or assign, or purport to create any Lien or adverse claim upon or create any Lien or adverse claim upon or with respect to, any Purchased Assets or upon or with respect to any account to which any Collections of Scheduled Receivables are deposited, except as provided herein and in the Transaction Documents.

5.13	Extension or Amendment of Receivables
Except as expressly provided by this Agreement, the Sellers shall not adjust the outstanding principal balance of, or otherwise modify the terms of, any of the Scheduled Receivables; provided, that, notwithstanding any other provision of this Agreement, each Seller may as agent for the relevant Purchaser grant a Dilution in respect of a Scheduled Receivable, so long as the amount of any such Dilution is paid in full by the Servicer as contemplated hereunder.

5.14	Status of Scheduled Receivables
In the event that any third party and a Seller enter into negotiations or discussions concerning the provision of financing (whether in the form of a loan, purchase or otherwise) with respect to any Receivables, such Seller shall inform such third party that the Seller has sold the Scheduled Receivables to the Purchasers.

5.15	Account Generation and Servicing Practices
No Seller shall make any change or modification (or permit any change or modification to be made) in any material respect to the manner in which it generates and services Receivables from the manner in which such Seller generated and serviced Receivables prior to the date hereof, except (i) if such changes or modifications are necessary under any Requirement of Law, or (ii) if such changes or modifications would not have a Material Adverse Effect with respect to the Purchasers or the Purchasers and any such changes shall be promptly notified by the Servicer to the Purchasers.

5.16	Inconsistent Instructions
No Seller shall give any Eligible Buyer any instructions contrary to or inconsistent with the provisions contained in the Irrevocable Payment Instruction with respect to payments of Scheduled Receivables.

5.17	Designation of New Eligible Buyers
If the Servicer wishes to designate a new Eligible Buyer (a “New Eligible Buyer”), it shall first notify the Purchasers of the designation of such customer as a New Eligible Buyer. Subject to (i) determination of the applicable Obligor Limits and Applicable Margin for such New Eligible Buyer by the Purchasers, (ii) compliance with the requirements for perfection of the ownership and security interest in the Receivables arising from sales to such New Eligible Buyer, and legal opinions to the extent such New Eligible Buyer is located in a jurisdiction in which the Purchasers had not previously been supplied with a legal opinion, in each case in form and substance satisfactory to the Purchasers, such customer shall be deemed to be an Eligible Buyer for all purposes of this Agreement and the other Transaction Documents. The Servicer shall use its reasonable commercial efforts to provide such information concerning the New Eligible Buyers and their contractual relations with the relevant Seller as the Purchasers may reasonably request.

5.18	Designation of New Sellers / Removal of Sellers

(a)
If the Servicer wishes to designate a Group Member as a “Seller” hereunder (a “New Seller’’), it shall first notify the Purchasers of the designation of such Group Member as a New Seller. Subject to (i) the prior written consent of the Purchasers to the addition of such New Seller, (ii) compliance with the requirements for perfection of the ownership and security interest in the Receivables arising from sales by such New Seller, and legal opinions, certifications and documentation, in each case in form and substance satisfactory to the Purchasers, and (iii) execution and delivery by such New Seller of an accession agreement in form and substance satisfactory to the Purchasers, such Group Member shall be deemed to be a Seller for all purposes of this Agreement and the other Transaction Documents.

(b)
If any Seller other than Celestica LLC wishes to withdraw as a party to this Agreement and terminate its continuing liability hereunder, provided that there are no Purchased Assets outstanding that were sold by such Seller at such time, such Seller shall give notice to the Purchasers hereunder. Upon receipt of such notice, such Seller shall no longer be a Seller hereunder, shall no longer have the right to sell Receivables hereunder, and shall be released from any remaining liability of such Seller under this Agreement and any Transaction Document, provided that such release shall not relieve any other Seller or the Servicer or Guarantor for any such liability hereunder and the Sellers and the Servicer hereby agree to indemnify the Purchasers in respect of any such liabilities.

The Servicer and each Seller shall, and shall cause its respective Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Servicer, the Sellers and their respective Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;
Neither the Servicer nor any Seller shall, directly or indirectly, (A) use, lend, contribute or otherwise make available any part of the proceeds of the sale of Scheduled Receivables to fund any activities or business of a Sanctioned Person or in any other manner that would result in a violation of Sanctions by any Person party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction; and
Neither the Servicer nor any Seller shall, directly or indirectly, use any part of the proceeds of the sale of Scheduled Receivables for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Law.
SECTION 6    - SERVICER OBLIGATIONS

6.1	Appointment of Servicer
Each Purchase hereunder shall be on a fully serviced basis by the relevant Seller. Each Seller hereby designates Celestica Canada, and Celestica Canada hereby agrees to perform or cause the relevant Sellers to perform the duties and obligations of the Servicer pursuant to the terms hereof. Celestica Canada acknowledges that each Purchaser has relied on the agreement of Celestica Canada to act as the Servicer hereunder in making its decision to execute and deliver this Agreement. Accordingly, Celestica Canada shall not voluntarily resign as the Servicer. In the event that a Termination Event has occurred and is continuing, the Purchasers may designate as Servicer any Person to succeed Celestica Canada as Servicer and exercise the other remedies set out in Section 7.2.

6.2	Duties of Servicer
The Servicer shall (at no cost to the Purchasers) take or cause to be taken all action as may be necessary or advisable to collect each Scheduled Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with its standard credit and collection policies; provided, however, that the Servicer may not extend the Scheduled Due Date of any Scheduled Receivable without the prior written consent of the Purchasers except as otherwise permitted by Section 5.13 hereof. Each Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Purchasers, all records and documents (including computer tapes or disks) with respect to such Scheduled Receivables.

6.3	Reporting Requirements

(a)
The Servicer shall provide to the Purchasers as soon as possible and in any event within five Business Days after the occurrence of a Termination Event or Incipient Termination Event, a statement of a Responsible Officer of the Servicer setting forth details of such Termination Event or Incipient Termination Event and the action that the Servicer and the Sellers have taken and propose to take with respect thereto.

(b)
The Servicer shall provide to the Purchasers such other information respecting Purchased Assets or the condition or operations, financial or otherwise, of each Seller or any of their respective Affiliates, as the Purchasers may from time to time reasonably request (including listings identifying the outstanding balance of each Scheduled Receivable).

6.4	Application Requirements
The Servicer shall transfer funds from the Collection Accounts to the Payment Accounts or the Japanese Yen Payment Account or the Euro Payment Account in accordance with Section 2.12. Except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Scheduled Receivable shall be applied to the Receivables of such Obligor in accordance with the Servicer Report, except that in the case of an Obligor having Defaulted Receivables, such application shall be made in the order of the age of such Receivables, starting with the oldest such Scheduled Receivable. The Servicer shall upon the request of the Purchasers cause each account bank to provide the Purchasers with an account statement in respect of its Collection Account. Each Seller and the Servicer covenants and agrees (i) that Irrevocable Payment Instructions have been given to the Eligible Buyer in respect of each Scheduled Receivable and (ii) not to change such payment instructions while any Purchased Asset remains outstanding. Each Seller and the Servicer further covenants and agrees (x) that it shall promptly, and in any event no later than each Settlement Date with respect to all such amounts received during the Applicable Week most recently ended prior to such Settlement Date, identify and remit any payment received from an Eligible Buyer of any amount owing under any Purchased Asset in immediately available funds to the applicable Purchaser’s Account, and (y) to take any and all other commercially reasonable actions, including commercially reasonable actions as may be requested by the Purchasers from time to time, to ensure that all amounts owing under the Purchased Assets sold or serviced by such Seller or the Servicer to a Purchaser will be transferred from the applicable Collection Account to the applicable Purchaser’s Account within such time period. Any payment by an Eligible Buyer of any amount owing under any Purchased Asset that is received by the applicable Seller shall be held in trust by such Seller as the relevant Purchaser’s exclusive property, such funds shall be safeguarded for the benefit of such Purchaser, and such funds shall be transferred by wire transfer to the applicable Purchaser’s Account as provided above. No Seller or the Servicer shall, directly or indirectly, utilize Collections for its own purposes, nor shall any Seller or the Servicer have any right to pledge Collections as collateral for any obligations of any Seller, the Servicer or any other party. For the avoidance of doubt, Collections shall not be deemed received by the Purchasers for purposes of this Agreement until credited to the applicable Purchaser’s Account as immediately available funds or otherwise actually received by the applicable Purchaser.
SECTION 7    - TERMINATION EVENTS AND REMEDIES

7.1	If any of the following events shall occur and be continuing:

(a)
any Seller or the Servicer shall fail to pay or deposit any amount when due in accordance with the terms hereof and such failure is not remedied within 5 Business Days of written notice to the Servicer; or

(b)
any representation or warranty made or deemed made by any Seller or the Guarantor herein or in any other Transaction Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and such inaccuracy, if capable of remedy, is not remedied within 30 days after notice to the Servicer from a Purchaser; or

(c)	any Seller shall default in the observance or performance of any agreement contained in Section 5.4(a)(i) or Section 5.7(a) of this Agreement; or

(d)
any Seller, the Servicer or the Guarantor shall default in any material respect in the observance or performance of any other agreement contained in this Agreement or any other Transaction Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days after notice to the Servicer from a Purchaser; or

(e)
any Seller, the Servicer or the Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and in the case of (i), (ii) or (iii) above the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, however, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute a Termination Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or

(f)	an Insolvency Event with respect to any Seller, the Servicer or the Guarantor; or

(g)
one or more judgments or decrees shall be entered against any Seller or the Guarantor involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(h)
any of the Transaction Documents shall cease, for any reason other than an action of a Purchaser, to be in full force and effect, or any Seller or the Guarantor shall so assert, or (ii) any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

then a Termination Event shall be deemed to have occurred.

7.2	Remedies
Upon the occurrence of a Termination Event, the Purchasers may in their discretion exercise all rights and remedies available to it hereunder, under the Security Documents or at law, including without limitation, any or all of the following:

(a)	take any lawful action to collect any Scheduled Receivable directly from the respective Eligible Buyer;

(b)	terminate the appointment of the Servicer as its servicer and agent for the servicing of the Scheduled Receivables;

(c)	take any steps required to obtain or exercise exclusive control over any Collection Account;

(d)
the Purchasers may, but shall not be obligated to, notify each Eligible Buyer of the transfers hereunder and direct each Eligible Buyer to make payments with respect to such Scheduled Receivable as the Purchasers may elect or desire and take such other action and enforce such rights and remedies with respect to such Scheduled Receivable as the Purchasers may deem appropriate, and no Seller shall interfere with such servicing or collection of such Schedule Receivable or attempt to receive or make collection from any Eligible Buyer in respect of such Scheduled Receivable.

Each Seller hereby grants to the Purchasers an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Purchasers, at their option, with or without notice to any Seller, to do any one of the following that are necessary, in determination of the Purchasers, to collect amounts due with respect to any Scheduled Receivable: (I) endorsing the name of such Seller upon any check or other instrument, document or agreement with respect to any Schedule Receivable, (II) endorsing the name of such Seller on any freight or express bill or bill of lading relating to any Scheduled Receivable; (III) following the termination of the Servicer as servicer with respect to such Scheduled Receivable, taking such other action and enforcing such rights and remedies with respect to such Scheduled Receivable as the Purchasers deem appropriate and (IV) taking all action as the Purchasers deem appropriate in connection with the foregoing. Each Seller agrees that all the Purchasers will not be liable for any acts of commission or omission or for any error of judgment or mistake of fact or Law in connection with the exercise of such power of attorney except to the extent the same constitutes gross negligence or willful misconduct. In addition, upon the occurrence of a Termination Event (and only upon such occurrence) the Purchaser may take such steps as are required to admit in evidence the relevant Transaction Documents for use in any legal proceedings in the Malaysian courts, including bringing an original signed copy thereof into Malaysia.
SECTION 8    - MISCELLANEOUS

8.1	Amendments and Waivers
Neither this Agreement, any other Transaction Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. The Purchasers, the Servicer and each Seller party to the relevant Transaction Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Transaction Documents or any Scheduled Receivables for the purpose of adding any provisions to this Agreement or the other Transaction Documents or any Scheduled Receivables or changing in any manner the rights of the Purchasers or of the Sellers or the Obligors hereunder or thereunder or (b) waive, on such terms and conditions as the Purchasers, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Transaction Documents or any Incipient Termination Event or Termination Event and its consequences. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Purchasers and shall be binding upon the Sellers and the Purchasers and all future holders of the Purchased Assets. In the case of any waiver, the Sellers and the Purchasers, shall be restored to their former position and rights hereunder and under the other Transaction Documents, and any Incipient Termination Event or Termination Event waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Incipient Termination Event or Termination Event, or impair any right consequent thereon. Without limiting any other manner of writing to effectuate an amendment to Schedule A, the Sellers, the Servicer and the Purchasers agree that Schedule 1.2 (as such schedule is in effect from time to time) may be amended by email in the following manner: Either the Servicer (on behalf of the Sellers) or the Purchasers may provide by email notice to the other party attaching a proposed updated Schedule 1.2 and requesting that the proposed updated Schedule 1.2 replace the then existing Schedule 1.2. If the receiving party indicates its agreement to such proposed updated Schedule 1.2 via a reply notice to that email, then Schedule 1.2 to this Agreement shall then become such updated Schedule 1.2, but solely with respect to Purchased Assets purchased after the date thereof. Each Seller other than Celestica Romania hereby agrees that it shall be bound by any such agreement of the Servicer as to an updated Schedule 1.2 as if such Seller had itself agreed in writing to such updated Schedule 1.2. Any such amendment to Schedule 1.2 affecting Celestica Romania shall be confirmed in writing by Celestica Romania prior to becoming effective.

8.2	Notices
All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by email or telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) if by hand, when delivered, (ii) if by air courier service, when delivered, or (iii) if by telecopy or email, when received by the addressee, addressed as follows in the case of the Servicer and the Sellers and the Purchasers and as set forth in an administrative questionnaire delivered to the Purchasers, or to such other address as may be hereafter notified by the respective parties hereto:

Celestica Canada	Celestica Inc. 1900-5140 Yonge Street Toronto, Ontario M2N 6L7 Canada
(for itself and for the other Sellers):	Attention: Vice President, Global Tax and Treasury Telecopier: 416-448-2280 Telephone: 416-448-2064 Email: evigna@celestica.com with a copy to:

Attention: Senior Vice President, Legal Telecopier: 416-448-2817 Telephone: 416-448-4620 Email: rellis@celestica.com

Canadian Purchaser	Credit Agricole Corporate and Investment Bank (Canada Branch) 2000, Avenue McGill College, Suite 1900 Montreal, Quebec H3A 3H3
Attn: Gina Camaiani, Business Support Group Officer Email: gina.camaiani@ca-cib.com and BO_Canada@ca-cib.com with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Ross Kaufman kaufmanr@gtlaw.com

U.S. Purchaser
Credit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, New York 10019, USA
Attn: Michael Black/Vice President and
   Rafael Seltzer/Senior Associate
Email: michael.black@ca-cib.com and
   rafael.seltzer@ca-cib.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Ross Kaufman kaufmanr@gtlaw.com provided that any notice, request or demand to or upon the Purchasers shall not be effective until received.

8.3	No Waiver; Cumulative Remedies
No failure to exercise and no delay in exercising, on the part of the Sellers or any Purchaser, any right, remedy, power or privilege hereunder or under the other Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4	Survival of Representations and Warranties
All representations and warranties made hereunder, in the other Transaction Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the purchases hereunder.

8.5	Payment of Expenses and Taxes

(a)
The Sellers jointly and severally agree (provided that Celestica Romania shall only be responsible hereunder for the respective amount attributable to it) (i) to pay or reimburse the Purchasers for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Transaction Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Purchasers, with statements with respect to the foregoing to be submitted to the Servicer prior to the initial Purchase Date (in the case of amounts to be paid on the initial Purchase Date, which are payable on such date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Purchasers shall deem appropriate and payable within 45 days of notice thereof to the Servicer; (ii) to pay or reimburse the Purchasers for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Transaction Documents and any such other documents, including, without limitation, the reasonable and documented fees and disbursements of counsel to the Purchasers; (iii) to pay, indemnify, and hold each Purchaser harmless from, any and all documented recording and filing fees other than Excluded Taxes and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes other than Excluded Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Transaction Documents and any such other documents; and (iv) to indemnify and hold harmless each Indemnified Person from and against any and all reasonable and documented Indemnified Amounts to which any such Indemnified Person may become subject arising out of or in connection with (1) the enforcement of this Agreement, the other Transaction Documents and any such other documents, (2) the reasonable and documented expenses of legal counsel in connection with claims, actions or proceedings by any indemnified person against the Sellers under any Transaction Document and any such other documents and (3) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon demand for any legal or other reasonable and documented expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Indemnified Amounts to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such Indemnified Person. Except as specified above, all amounts due under this Section 8.5(a) shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Sellers pursuant to this Section 8.5(a) shall be submitted to the address of the Servicer set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Servicer in a written notice to the Purchasers. The agreements in this Section 8.5(a) shall survive payment of all amounts payable hereunder.

(b)
Each Indemnified Person under the provisions of Section 2.8 or 8.5(a) will, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it or upon its receipt of written notification of the commencement of any investigation or inquiry of, or proceeding against, it in respect of which indemnity may be sought on account of the provisions contained in Section 2.8 or 8.5(a), promptly give written notice (the “Notice”) of such service or notification to the Servicer. Notwithstanding the foregoing, the omission so to notify the Servicer of any such service or notification shall not relieve the Sellers from any of the obligations under Section 2.8 or 8.5(a) that the Sellers may have to the Indemnified Person, except to the extent a Seller has been materially prejudiced thereby. Each Seller shall be entitled at its expense to participate in the defense of any action, suit or proceeding against, or investigation or inquiry of, an Indemnified Person. The affected Seller shall be entitled, if it so elects within a reasonable time after receipt of the Notice by giving written notice (the “Notice of Defense”) to the Indemnified Person, to assume the entire defense of such action, suit, investigation, inquiry or proceeding, in which event such defense shall be conducted, at the expense of such Seller, by counsel chosen by such Seller and reasonably satisfactory to the Indemnified Person; provided, however, that (i) if a single counsel has assumed the defense of both the Indemnified Person and the affected Seller or Sellers and the Indemnified Person reasonably determines that there may be a conflict between the positions of such Seller or Sellers and the positions of the Indemnified Person in conducting the defense of such action, suit, investigation, inquiry or proceeding or that there may be legal defenses available to such Indemnified Person different from or in addition to those available to the Seller, then counsel for the Indemnified Person shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Person and (ii) in any event, the Indemnified Person shall be entitled to have counsel chosen by such Indemnified Person participate in, but not conduct, the defense. If, within a reasonable time after receipt of the Notice, the affected Seller gives a Notice of Defense and the counsel chosen by such Seller is reasonably satisfactory to the Indemnified Person, such Seller will not be liable under the preceding paragraph for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the action, suit, investigation, inquiry or proceeding, except that (1) such Seller shall bear the legal and other expenses incurred in connection with the conduct of the defense as referred to in clause (i) of the proviso to the preceding sentence and (2) such Seller shall bear such other expenses as they have authorized in writing in advance to be incurred by the Indemnified Person. If, within a reasonable time after receipt of the Notice, no Notice of Defense has been given, the affected Seller shall be responsible for any reasonable legal or other expenses incurred by the Indemnified Person in connection with the defense of the action, suit, investigation, inquiry or proceeding. The Sellers shall not be liable for any settlement of any such action, suit or proceeding effected without its prior written consent (which consent shall not unreasonably be withheld), but if settled with their prior written consent or if there be a final judgment for the plaintiff in any such action, suit or proceeding, the Sellers jointly and severally agree (provided that Celestica Romania shall only be responsible hereunder for the respective amount attributable to it) to indemnity and hold harmless any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. The Sellers shall not, without the prior written consent of the Indemnified Person (which consent shall not unreasonably be withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is a party or in respect of which indemnity could have been sought under the preceding paragraph by such Indemnified Person unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

8.6	Successors and Assigns; Participations and Assignments

(a)
This Agreement shall be binding upon and inure to the benefit of the Sellers, the Servicer, the Purchasers, and their respective successors and permitted assigns, except that neither the Sellers nor the Servicer (in its capacity as such) may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Purchaser.

(b)
Any Purchaser may at any time sell to any Purchaser Affiliate or, with the prior written consent of the Servicer, one or more banks, financial institutions or other entities (which, in each case, may not be unreasonably withheld but may be withheld if the Servicer determines in its sole judgment that such participation may have an adverse impact on the economics or administration of the transactions contemplated hereunder, impacts on other banking and financial relationships or would permit a competitor or potential competitor to become involved in such transactions or privy to confidential or commercially sensitive information) (each, a “Participant”) participating interests in any Purchased Assets owned by such Purchaser, or any related interest of such Purchaser hereunder and under the other Transaction Documents. In the event of any such sale by any Purchaser of a participating interest to a Participant, except as otherwise provided in Section 2.2, such Purchaser’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, such Purchaser shall remain the holder of any such Purchased Assets for all purposes under this Agreement and the other Transaction Documents, and the Servicer, the Sellers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement and the other Transaction Documents. The Servicer and each Seller agrees that each Participant shall be entitled to the benefits of Sections 2.6, and 2.8 with respect to the Purchased Assets outstanding from time to time as if it was a Purchaser; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Purchaser would have been entitled to receive in respect of the amount of the participation transferred by such transferor Purchaser to such Participant had no such transfer occurred.

(c)
Any Purchaser (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Purchaser or any Purchaser Affiliate or, with the prior written consent of the Servicer (which, in each case, may not be unreasonably withheld but may be withheld if the Servicer determines in its sole judgment that such assignment may have an adverse impact on the economics or administration of the transactions contemplated hereunder, impacts on other banking and financial relationships or would permit a competitor or potential competitor to become involved in such transactions or privy to confidential or commercially sensitive information), and the Purchasers, to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Transaction Documents and any Purchased Assets then owned by it, pursuant to an assignment and acceptance executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Purchasers for its acceptance and recording in the Register. Unless otherwise agreed by the Servicer and the Purchasers, no such assignment to an Assignee (other than any Purchaser or any Purchaser Affiliate) shall be in an amount of less than $5,000,000, in each case. For purposes of the preceding sentence, the amount described therein shall be aggregated in respect of each Purchaser and its Purchaser Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such assignment and acceptance, have the rights and obligations of a Purchaser hereunder, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.6, 2.7, 2.8 and 8.5 for the period of time it was a Purchaser hereunder); provided that no Assignee shall be entitled to receive any greater amount pursuant to Section 2.6, 2.7 or 2.8 than the Assignor would have been entitled to receive in respect of the portion of the rights and obligations assigned by such Assignor to such Assignee had no such assignment occurred. Notwithstanding any provision of this Section 8.6, the consent of the Servicer shall not be required for any assignment that occurs when a Termination Event shall have occurred and be continuing (although in such event, the proviso in the immediately preceding sentence shall continue in full force and effect).

(d)
For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Purchaser to any Federal Reserve Bank in accordance with applicable law.

8.7	Set-off
In addition to any rights and remedies of the Purchasers provided by law, each Purchaser shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Purchasers or any branch or agency thereof to or for the credit or the account of the Sellers, as the case may be. Each Purchaser agrees promptly to notify the Servicer and the Purchasers after any such setoff and application made by such Purchaser; provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.8	Counterparts
This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Servicer and the Purchasers.

8.9	Severability
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10	Integration
This Agreement and the other Transaction Documents represent the entire agreement of the Sellers and the Purchasers with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Transaction Documents.

8.11	Governing Law
This Agreement and the rights and obligations of the parties under this agreement shall be governed by, and construed and interpreted in accordance with, the law of the Province of Ontario and the federal laws of Canada applicable therein.

8.12	Submission To Jurisdiction; Waivers
Each Seller hereby appoints the Servicer as its agent to receive service of process hereunder and under the other Transaction Documents in any proceeding in the courts of the Province of Ontario, Canada, and appellate courts from any thereof, and hereby irrevocably and unconditionally:

(a)
submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Province of Ontario, Canada, and appellate courts from any thereof;

(b)
consents that any such action or proceeding may be brought in such courts and expressly and irrevocably waives (i) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court, or (ii) that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (iii) any right to any other jurisdiction that may apply by virtue of its present or future domicile or for any other reason;

(c)
consents to service of process in the manner provided for notices in Section 8.2 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(d)
waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13	Judgment Currency
The obligations of each Seller under this Agreement and each other Transaction Document and the obligations to make payments to the Purchasers shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency, such party may in accordance with normal banking procedures purchase Dollars with the judgment currency. If the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, each Seller agrees jointly and severally (provided that Celestica Romania shall only be responsible hereunder for the respective amount attributable to it), as a separate obligation and notwithstanding any such judgment, to indemnify such party against such documented loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any other Transaction Document, such party agrees to remit promptly to the Servicer such excess.

8.14	Interest Act
For the purposes of the Interest Act (Canada), whenever any interest on any amount payable hereunder is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis for such determination.

8.15	USA Patriot Act
The Purchasers hereby notify each Seller, the Servicer and the Guarantor that pursuant to the USA Patriot Act, it is required to obtain, verify and record information that identifies each Seller, the Servicer and the Guarantor, including without limitation the name and address of each Seller, the Servicer and the Guarantor and other information that will allow the Purchasers to identify each Seller, the Servicer and the Guarantor in accordance with the USA Patriot Act.

8.16	Confidentiality
Each party hereto agrees to hold the Transaction Documents, the transactions contemplated thereby and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of this Agreement or such non-public information other than to (a) its affiliates and any officers, directors, members, managers, employees or outside accountants, auditors or attorneys of such party or its affiliates, (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 8.16 or has agreed to be subject to the terms of this Section 8.16, (c) credit support providers if they agree to hold it confidential pursuant to customary commercial terms, (d) Governmental Authorities with appropriate jurisdiction (including filings required under securities Laws), (e) the service provider with whom the Purchasers subcontract use of the PrimeRevenue System provided that such service prover agrees to hold such information confidential pursuant to customary commercial terms and (f) appropriate filings under the UCC. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which: (i) was required by Law, including pursuant to a valid subpoena or other legal process, (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Transaction Documents or the enforcement of rights hereunder or thereunder, (iii) was in such Person’s possession or known to such Person prior to receipt or (iv) or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

8.17	Unusual Standard Clauses
For the purpose of Article 1.202 and Article 1.203 of the Romanian Civil Code, Celestica Romania hereby expressly accepts and acknowledges each and all clauses in this Agreement which (A) provide in favour of the Purchasers (i) the limitation of liability, (ii) the right to unilaterally terminate (denunțare unilaterală) this Agreement, (iii) the right to suspend performing the Purchasers’ obligations, or (B) provide to the detriment of Celestica Romania (i) the forfeiture of rights (decădere din drepturi), (ii) the forfeiture of the benefit of a timeline (decaderea din beneficiul termenului), (iii) the limitation of the right to raise defences (dreptul de a opune excepții), (iv) the limitation of the right to contract with third parties, (v) the tacit renewal of the Agreement, (vi) the applicable law, or (vii) clauses derogating from the rules of court jurisdiction.

8.18	Communication Through the PrimeRevenue System
Each party hereto consents to the communication and delivery of offers, acceptances, Purchase Notices and other communications and the creation of binding contracts through the PrimeRevenue System, although such communications are by electronic means rather than in writing on paper. Each party hereto waives any claim or defense that any such offers, acceptances, Purchase Notices or other communications and any contracts arising therefrom are not binding or enforceable as a result of their being communicated electronically rather than in writing on paper.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CELESTICA INC., as Servicer and as Guarantor
by	/s/ Enzo Vigna
Name: Enzo Vigna Title: Authorized Signatory

CELESTICA, LLC
by	/s/ Mandeep Chawla
Name: Mandeep Chawla Title: Authorized Signatory

CELESTICA HOLDINGS PTE LTD
by	/s/ Enzo Vigna
Name: Enzo Vigna Title: Authorized Signatory

CELESTICA HONG KONG LTD.
by	/s/ Enzo Vigna
Name: Enzo Vigna Title: Authorized Signatory

CELESTICA (ROMANIA) S.R.L.
by	/s/ Enzo Vigna
Name: Enzo Vigna Title: Authorized Signatory

CELESTICA JAPAN KK
by	/s/ Enzo Vigna
Name: Enzo Vigna Title: Authorized Signatory

[Signatures Pages - RPA]

The Common Seal of CELESTICA ELECTRONICS (M) SDN. BHD. is hereby affixed in the presence of:
by	/s/ Wu, Xinyu
Name: Wu, Xinyu NRIC No./Passport No.: XXXXXXXX Title: Director

Name: NRIC No./Passport No.: Title: Director/Secretary

I Kathy Kendall, Notary Public (Magistrate, Justice of the Peace, Land Administrator, Notary Public, Commissioner of Oaths, Bank Official or Advocate and Solicitor of the High Court in Malaya) officiating/practising at Ontario, Canada, hereby certify that on this ……… day of ……………., 2020, the common seal of CELESTICA ELECTRONICS (M) SDN. BHD. was duly affixed to the above written instrument in my presence in accordance with the regulations of the said Company.

Witness my hand /s/ K. Kendall__________________________

[Signatures Pages - RPA]

CELESTICA OREGON LLC
by	/s/ Mandeep Chawla
Name: Mandeep Chawla Title: Authorized Signatory

CELESTICA INTERNATIONAL LP, by its general partner CELESTICA INTERNATIONAL GP INC.
by	/s/ Enzo Vigna
Name: Enzo Vigna Title: Authorized Signatory

CELESTICA PRECISION MACHINING LTD.
by	/s/ Mandeep Chawla
Name: Mandeep Chawla Title: Authorized Signatory

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, NEW YORK BRANCH
by	/s/ Thibalt Berger
Name: Thibalt Berger Title: Director Credit Agricole CIB
by	/s/ Michael Black
Name: Michael Black Title: Vice President Credit Agricole CIB

[Signatures Pages - RPA]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (CANADA BRANCH)
by	/s/ Xavier Roux
Name: Xavier Roux Title: SCO
by	/s/ Jean-Pierre Beaupré
Name: Jean-Pierre Beaupré Title: COO

[Signatures Pages - RPA]